UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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ACTUANT CORPORATION

N86W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

    ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 15, 2013 at 8:00 a.m. Eastern Time at the Ritz-Carlton, 1111 Ritz-Carlton Drive, Sarasota, Florida, for the following purposes (all as set forth in the accompanying Proxy Statement):

1.	To elect a board of nine directors;

2.	To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;

3.	To consider and vote upon an amendment to the Actuant Corporation 2009 Omnibus Incentive Plan to, among other things, increase the number of shares of Class A common stock issuable under the plan;

4.	To approve the Company’s Executive Officer Bonus Plan for purposes of Section 162(m) of the Internal Revenue Code;

5.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2013 Annual Meeting.

The Board of Directors has fixed the close of business on November 15, 2012 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 15, 2013. The proxy statement is available on Actuant Corporation’s website at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Menomonee Falls, Wisconsin

December 3, 2012

ACTUANT CORPORATION

N86W12500 Westbrook Crossing

Menomonee Falls, WISCONSIN 53051

(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 3, 2012

General Information

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 15, 2013 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2012, which constitutes the 2012 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

Location and Date of Annual Meeting

The annual meeting will be held on January 15, 2013 at 8:00 a.m. Eastern Time at the Ritz-Carlton, 1111 Ritz-Carlton Drive, Sarasota, Florida.

Record Date

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 15, 2012 (the “Record Date”). As of the Record Date, we had 72,891,532 shares of Class A common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker absent voting instructions from the beneficial owner (“broker non-votes”) will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

In order to approve, on an advisory basis, the compensation of our named executive officers (Proposal 2) the votes cast FOR must exceed the votes cast AGAINST the proposal. This advisory vote is considered a non–routine proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to this advisory vote. In order to approve the amendment to the Actuant Corporation 2009 Omnibus Incentive Plan (Proposal 3) and approve the Actuant Corporation Executive Officer Bonus Plan (Proposal 4), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on these proposals.

In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditors (Proposal 5) the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. Because this proposal is considered a routine proposal brokers or other entities holding shares for an owner in “street name” are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefore in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the trustee of the plan in accordance with its terms.

Voting Procedures

Via the Internet—Shareholders can simplify their voting by voting their shares via the Internet as instructed on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for shareholders of record is available 24 hours a day and will close at 12:00 p.m. (CST) on January 14, 2013. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented.

By Telephone—Shareholders may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 12:00 p.m. (CST) on January 14, 2013.

By Mail—Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

At the Annual Meeting—Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the board of directors, FOR the election of the directors nominated by the board of directors, FOR the amendment to the Actuant Corporation 2009 Omnibus Incentive Plan, FOR the approval of the Actuant Corporation Executive Officer Bonus Plan, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors, FOR the approval, on a non-binding basis, of the compensation of our named executive officers and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher, President and Chief Executive Officer	52	2000
Gurminder S. Bedi, Director	65	2008
Gustav H.P. Boel, Executive Vice President	67	2000
Thomas J. Fischer, Director	65	2003
William K. Hall, Director	69	2001
R. Alan Hunter, Jr., Director	65	2007
Robert A. Peterson, Director	56	2003
Holly A. Van Deursen, Director	53	2008
Dennis K. Williams, Director	66	2006

Robert C. Arzbaecher—Mr. Arzbaecher has served as President and Chief Executive Officer of the Company since August 2000 and prior to that was Vice President and Chief Financial Officer since 1994 and Senior Vice President since 1998. He also served as Vice President, Finance of Tools & Supplies from 1993 to 1994. Prior to joining the Company in 1992 as Corporate Controller, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries and Grant Thornton. Mr. Arzbaecher is a certified public accountant and also is a director of CF Industries Holdings, Inc. and Fiduciary Management, Inc. mutual funds. Mr. Arzbaecher’s day to day leadership, as Chief Executive Officer, provides the board with a thorough understanding of the Company, including strategy, business development, international operations and served markets. Additionally, he provides the board with extensive finance and acquisition experience, which is beneficial given the Company’s stated goal of growth through acquisitions.

Gurminder S. Bedi—Mr. Bedi is managing partner of Compass Acquisitions (a private equity partnership), serves on the board of directors of Kemet Corporation and Compuware Corporation and is a retired Vice President of Ford Motor Company. Mr. Bedi served in a variety of managerial positions at Ford Motor Company for more than thirty years and holds degrees in mechanical engineering and business administration. Mr. Bedi’s broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background are key contributions to the board. Based on his current and prior executive leadership positions, Mr. Bedi also brings to the board a familiarity with the challenges facing large, international public companies, as well as private equity groups (which are the source of some of the Company’s business acquisitions).

Gustav H.P. Boel—Mr. Boel is an Executive Vice President of the Company and is responsible for our LEAD (continuous improvement) initiatives. Following the spin-off of the Company’s Electronics segment in 2000, he remained with APW, Ltd. as a Senior Vice President, but began his service as a member of the board. In September 2002, Mr. Boel rejoined the Company as an employee and was named business leader of the former

European Electrical business in addition to his Board responsibilities. Prior to the spin-off, he held various positions with Actuant, including President of the Industrial business segment, President of Engineered Solutions Europe and President of Enerpac. Mr. Boel has extensive experience in business development, international business, lean manufacturing and continuous improvement. Further, Mr. Boel’s tenure (with over thirty years associated with the Company) provides consistent leadership to the board, extensive familiarity with the Company’s operations and an international perspective.

Thomas J. Fischer—Mr. Fischer is a consultant in corporate financial and accounting matters and a retired Senior Regional Managing Partner of Arthur Andersen LLP. At Arthur Andersen he served principally international public manufacturing and distribution companies. Mr. Fischer is also a director of Badger Meter Inc., Regal-Beloit Corporation, Wisconsin Energy Corporation and CG Schmidt (a privately-held company). The board benefits from Mr. Fischer’s expertise in the areas of financial, accounting and auditing matters, including financial reporting, corporate transactions and enterprise risk management.

William K. Hall—Mr. Hall is a founding partner of Procyon Advisors, LLP and former Chairman of Procyon Technologies, Inc., a privately owned consulting company. Mr. Hall was also previously Chairman and Chief Executive Officer of Falcon Building Products, Inc. Mr. Hall’s years of service in executive leadership at both public and private companies included significant merger, acquisition and operational experience. Through his involvement with other public companies and guest lecturer role at the University of Michigan, Mr. Hall also has valuable experience in strategy, business ethics, governance, succession planning and executive compensation matters. Mr. Hall currently serves on the board of W.W. Grainger and Stericycle, Inc. Within the past five years Mr. Hall also served on the board of directors of Great Plains Energy Incorporated and A.M. Castle & Company.

R. Alan Hunter, Jr.—Mr. Hunter is a retired executive from The Stanley Works where he last served as President and Chief Operating Officer from 1993 through 1997, as well as Vice President Finance and Chief Financial Officer from 1986 to 1993. With over twenty years of experience at The Stanley Works, Mr. Hunter brings a strong financial background and thorough knowledge of the industrial tool and retail DIY industry to the board. The board also benefits from his considerable international business experience, especially related to finance, operations, business development and strategy. Mr. Hunter currently serves on the Board of Trustees of four mutual fund groups managed by MassMutual Financial Group.

Robert A. Peterson—Mr. Peterson is the former President and Chief Executive Officer of Norcross Safety Products, formerly a private equity owned business, since its inception in 1995 until it was sold to Honeywell in 2008. Prior to that he held executive level leadership positions with a number of firms including Farley Industries and Wright Line, after beginning his career at Ernst & Young. Mr. Peterson’s extensive finance, mergers and acquisition and private equity background has been beneficial to the board in evaluating financial performance and strategic acquisitions. Additionally, his manufacturing and distribution industry experience is a good fit for the businesses included in the Company’s Industrial and Electrical segments. Mr. Peterson currently serves on the board of BarrierSafe Solutions International, Inc. (a private company).

Holly A. Van Deursen—Ms. Van Deursen was most recently an executive in the petrochemical industry, having held a variety of leadership positions at both British Petroleum and Amoco Corporation. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005 and Group Vice President of Strategy from 2001 to 2003. Ms. Van Deursen has extensive experience in the oil & gas industry, which provides the board with insight on our businesses in the Energy segment. Her experience in strategic analysis and corporate governance further enhances her ability to add value to our board. She is currently a director of Bemis Company, Inc., Anson Industries (a private company), Petroleum Geo-Services and Capstone Turbine Corporation.

Dennis K. Williams—Mr. Williams is a retired President and Chief Executive Officer (2000 to 2005) and Chairman of the Board (2000 to 2006) of IDEX Corporation. Prior thereto, he held several executive level roles at General Electric. Mr. Williams brings to the board considerable experience and insight into issues facing large international public companies, knowledge specific to our markets (with over thirty years experience in our industries) and a strong track record of growing businesses. Mr. Williams’ background as an executive of a global company also lends a valuable perspective to the board on executive compensation, financial matters and business innovation. Mr. Williams is currently a director of Owens-Illinois, Inc. and Ametek, Inc. and was a director at Washington Group International, Inc. from 2001 to 2007.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE NOMINEES.

PROPOSAL 2

ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to vote, on a non-binding advisory basis, on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement.

We have designed our executive compensation program to drive our long-term success and increase shareholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.

The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core compensation principles. The Compensation Committee also periodically reviews, evaluates and updates our executive compensation programs to ensure that we provide competitive compensation that motivates our named executive officers to perform at a high level while increasing long-term value to our shareholders.

At our 2012 Annual Meeting of Shareholders, we submitted to shareholders a non-binding advisory vote on the compensation of our named executive officers (“Say on Pay” vote). We also asked shareholders to cast a non-binding advisory vote on the frequency with which future Say on Pay votes should be conducted. Shareholders expressed a preference that Say on Pay votes occur every year. Consistent with this preference, we will hold Say on Pay votes annually until the 2018 Annual Meeting, at which time shareholders will again be asked to vote on the frequency of shareholder advisory votes on named executive officer compensation. Shareholders did not provide majority support for our named executive officer compensation at the 2012 Annual Meeting. As a result, we engaged in substantial ongoing discussions with shareholders to gather feedback and made several significant changes to our executive compensation program to further link executive pay and Company performance. Specific changes to the executive compensation program included:

•

Significantly increased emphasis on performance based equity compensation, whereby 100% of the CEO’s and 30% of the other NEO’s long-term equity incentive compensation vests based on the achievement of performance criteria (free cash flow conversion and relative total shareholder return (TSR)).

•

Modified certain provisions of the annual cash incentive plan in an effort to increase the alignment of segment leadership with overall Actuant performance. In fiscal 2012 the weighting of CMM for NEOs responsible for a business segment was adjusted to increase the weighting of Actuant CMM versus Segment CMM (see further discussion on page 38).

•

While NEOs had not previously engaged in hedging transactions involving Company common stock, we formalized an anti-hedging policy that will ensure that our directors, officers and leadership team members (including NEOs) bear the full risks and rewards of Company stock ownership.

•

Adopted a “clawback policy” with respect to incentive awards to executive officers awarded subsequent to fiscal 2012. Under the terms of the policy, in cases of a material quarterly or annual financial restatement where an executive officer’s fraud or misconduct contributed to the restatement, we are authorized to recoup any bonuses or awards that were paid based upon the achievement of financial results that were subsequently restated.

•	Eliminated the excise tax gross up and standardized the Company’s change of control agreements for executive officers.

We believe that our existing compensation practices, coupled with the executive compensation program changes summarized above, have addressed the concerns of many of our shareholders and have resulted in a compensation program deserving of shareholder support. Accordingly, the Board of Directors requests the support of our shareholders for the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. Although the outcome of this advisory vote on the compensation of our NEOs is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE ACTUANT CORPORATION

2009 OMNIBUS INCENTIVE PLAN TO, AMONG OTHER THINGS, INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

The Board of Directors believes that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified employees. As of August 31, 2012, 1,266,053 shares of common stock remained available for awards under the Actuant Corporation 2009 Omnibus Incentive Plan, as amended to date, which we refer to as the “2009 Omnibus Plan.” Accordingly, on October 17, 2012, the Board of Directors adopted an amendment to the 2009 Omnibus Plan, subject to shareholder approval, to increase the number of shares of our common stock available for future grants by an additional 4,000,000 shares. The amendment will also increase the rate at which grants of awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock, reduce the number of shares available under the 2009 Omnibus Plan from 1.38 to 1.87 times the number of shares subject to such awards.

We are also seeking shareholder approval in accordance with the requirements of the New York Stock Exchange rules and so that certain awards issuable under the 2009 Omnibus Plan, continue to qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

We believe that appropriate equity incentives are important to attract and retain the highest caliber employees and directors, to link incentive rewards to Company performance, to encourage employee and director ownership in our Company, and to align the interests of our employees and directors to those of our shareholders. The approval of the Second Amendment to the 2009 Omnibus Plan will enable us to continue to provide such incentives.

Description of the 2009 Omnibus Plan

The following is a summary of the material features of the 2009 Omnibus Plan, as amended. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the 2009 Omnibus Plan, as amended, a conformed copy of which has been filed with the electronic version of this Proxy Statement. A copy of the amendment to the 2009 Omnibus Plan is attached to this Proxy Statement as Exhibit A.

Purpose of the 2009 Omnibus Plan. The purpose of the 2009 Omnibus Plan is to provide our key employees (including executive officers), the key employees of our subsidiaries and affiliates and our directors with the opportunity to acquire shares of our common stock or to receive stock-based compensation based on our long-term economic performance. We believe that the 2009 Omnibus Plan will encourage stock ownership by our employees and officers, which will provide these individuals with an incentive to expand and improve our success, and will make service on our board more attractive to present and prospective highly qualified outside directors.

Administration. The board of directors has designated that the 2009 Omnibus Plan will be administered by the Compensation Committee of our Board of Directors (the “Committee”). The 2009 Omnibus Plan gives the Committee discretion to make awards under the 2009 Omnibus Plan, to determine the type, size and the terms of awards, to determine the criteria for vesting and exercisability, to establish rules for the administration of the 2009 Omnibus Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2009 Omnibus Plan.

The Committee may, to the extent permitted by applicable law, delegate to one or more of our executive officers the authority to select individuals (other than executive officers and directors) to receive awards under the 2009 Omnibus Plan and to determine the amount and types of awards granted to individuals who are so selected.

Eligibility. Substantially all employees of the Company and its subsidiaries and affiliates, together with our directors, are eligible to participate in the 2009 Omnibus Plan. Currently, holders of share based awards include seven non-employee directors and approximately 550 other employees (including executive officers). The number of participating employees is expected to increase over time based upon the future growth and needs of the Company.

Shares Available for Awards. Currently, 5,400,000 shares of our common stock, plus the number of shares of our common stock subject to awards outstanding under our existing stock plans that become available for future grant under the 2009 Omnibus Plan (as described below, because they are forfeited or cancelled), are reserved for awards under the plan. As of August 31, 2012, 6,673,550 shares of our common stock were subject to outstanding awards under our existing stock plans. If the amendment to the 2009 Omnibus Plan is approved, an additional 4,000,000 shares of our common stock will be available for future grant under the 2009 Omnibus Plan. Grants of stock options and stock appreciation rights reduce the number of shares available for issuance under the 2009 Omnibus Plan by an equal amount of the award grant. Currently, upon a grant of awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock, the number of shares available for issuance under the 2009 Omnibus Plan is reduced by 1.38 times the number of shares subject to such awards. If the amendment is approved, this rate will be increased to 1.87 times the number of shares subject to such new awards. Shares delivered under the 2009 Omnibus Plan may consist, in whole or in part, of authorized and unissued shares of common stock, treasury shares or shares of stock acquired by us. On August 31, 2012, the closing price of a share of our common stock was $28.08.

Shares reserved for awards under the 2009 Omnibus Plan or our existing stock plans that expire, are canceled or are otherwise forfeited in whole or in part will be available for future grant under the 2009 Omnibus Plan. If the amendment is approved, the rate at which shares will be added back to the plan if restricted stock, restricted stock units or other similar or unrestricted grants of shares of our common stock expire, are canceled or are otherwise forfeited, will be 1.87 times the number of shares subject to such awards, for stock granted after the amendment becomes effective. Shares underlying previously granted awards that become available for future grant are added back to the plan, in an amount determined in accordance with the fungible ratio that was utilized when the award was initially granted. Substitute awards may be granted under the 2009 Omnibus Plan in substitution for stock and stock-based awards held by employees or other service providers of an acquired company in a merger, acquisition or consolidation. Substitute awards will not count against the share limit under the 2009 Omnibus Plan.

Individual Limits. In any calendar year, an eligible employee or director may receive, under the 2009 Omnibus Plan, stock options or stock appreciation rights with respect to no more than 500,000 shares of our common stock. In addition, in any calendar year, an eligible employee or director may receive restricted stock, restricted stock units, unrestricted grants of shares or other similar awards (whether performance-based or time-vested) with respect to no more than 250,000 shares of our common stock.

Adjustments. The aggregate number of shares under the 2009 Omnibus Plan, the type of shares as to which awards may be granted, the exercise price of and number and type of shares covered by each outstanding award and the performance standards applicable to awards are subject to adjustment in the event of a stock dividend, extraordinary distribution, recapitalization or certain other corporate transactions. The Committee also has the authority to substitute or exchange any or all outstanding awards or to make a cash payment in respect of such awards in the case of certain corporate transactions.

Types of Awards. The 2009 Omnibus Plan allows any of the following types of awards, to be granted alone or in tandem with other awards:

Stock Options. Stock options granted under the 2009 Omnibus Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet those requirements. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years, subject to certain rules applicable to incentive stock options. The 2009 Omnibus Plan prohibits the repricing of outstanding stock options. Award agreements for stock options may include rules for the effect of a termination of service on the option and the term for exercising stock options after any termination of service. No option may be exercised after the end of the term set forth in the award agreement.

Stock Appreciation Rights. A stock appreciation right entitles the grantee to receive, with respect to a specified number of shares of common stock, any increase in the value of the shares from the date the award is granted to the date the right is exercised. The base price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years. Stock appreciation rights will only be settled in shares of our common stock. Award agreements for stock appreciation rights may include rules for the effect of a termination of service on the stock appreciation right and the term for exercising stock appreciation rights after any termination of service. No stock appreciation right may be exercised after the end of the term set forth in the award agreement.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock will be forfeited. Restricted stock awards that are conditioned on a participant’s continued employment with us or one of our affiliates will not become fully vested earlier than three years from the date of grant and awards that are based upon the achievement of performance factors will not become fully vested prior to one year from the date of grant.

During the restricted period, the holder of restricted stock has the right to vote the shares of restricted stock but will not have the right to receive dividends with respect to such shares, unless, in each case, otherwise provided for by the Committee.

Restricted Stock Units. A restricted stock unit entitles the grantee to receive common stock after a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock unit will be forfeited. The Committee is authorized (but not required) to grant holders of restricted stock units the right to receive dividend equivalents on the underlying common stock.

Other Equity-Based Awards. The 2009 Omnibus Plan also authorizes the Committee to grant other types of equity-based compensation, including deferred stock units, unvested shares, and other awards that are convertible into our common stock. For example, the Committee may grant awards that are based on the achievement of performance goals.

Vesting and Performance Objectives. Awards under the 2009 Omnibus Plan are forfeitable until they become vested. An award will become vested only if the vesting conditions set forth in the award agreement (as determined by the Committee) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance goals (as described below), or a combination of both. The Committee also has authority to provide for accelerated vesting upon occurrence of certain events.

Performance goals selected by the Committee as vesting conditions may be based on any one of the following performance goals or combination thereof which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures: increasing the Company’s net sales; achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, one of our affiliates, or a business unit; achieving a target return on the Company’s (or one of our affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; maintaining or achieving a target level of appreciation in the price of shares of our common stock; increasing the Company’s (or one of our affiliate’s) market share to a specified target level; achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; achieving specified reductions in costs or targeted levels in costs; achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; achieving a level of cash flow; introducing one or more products into one or more new markets; acquiring a prescribed number of new customers in a line of business; achieving a prescribed level of productivity within a business unit; completing specified projects within or below the applicable budget; completing acquisitions of other businesses or integrating acquired businesses; and expanding into other markets.

Performance goals may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions.

The Committee may, in its discretion, also grant awards based on performance objectives other than those described above. If the Committee grants these awards, they will not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code unless and until such performance objectives are approved by our shareholders.

Nontransferability. In general, awards under the 2009 Omnibus Plan may not be assigned or transferred except by will or the laws of descent and distribution. However, the committee may allow the transfer of non-qualified stock options to a participant’s immediate family or to a trust or trusts for the benefit of such family members or one or more partnerships of which family members are the only partners.

Change in Control. The Committee will determine the treatment of outstanding awards granted under the 2009 Omnibus Plan in connection with any transaction or transactions resulting in a change in control.

Withholding. We are authorized to withhold from any award granted and any payment relating to any award under the 2009 Omnibus Plan any applicable taxes. In the discretion of the Committee, a participant may satisfy his or her withholding obligations through our withholding shares of common stock that would otherwise be delivered upon settlement of the award.

Amendment and Termination. Our board may amend or terminate the 2009 Omnibus Plan at any time. Amendments to the 2009 Omnibus Plan that increase the total number of shares of common stock that may be granted, increase the maximum number of shares of common stock that may be issued to any individual participant or amend the provision that prohibits repricing of options or stock appreciation rights will not be effective unless approved by our shareholders. Without the consent of an affected participant, no action may adversely affect in a material manner any right of such participant under any previously granted award.

Effective Date and Duration. The 2009 Omnibus Plan’s effective date is November 6, 2008. No awards will be granted under the 2009 Omnibus Plan more than 10 years after the 2009 Omnibus Plan’s effective date.

Federal Income Tax Consequences

The material United States federal income tax consequences of the grant and exercise of stock options and other awards under the 2009 Omnibus Plan, based on the current provisions of the Internal Revenue Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2009 Omnibus Plan are exempt from or comply with the rules under Section 409A of the Internal Revenue Code relating to nonqualified deferred compensation.

Stock Options. The grant of a stock option will have no tax consequences to the grantee or to the Company. In general, upon the exercise of an incentive stock option, the grantee will not recognize income and we will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax.

Upon the exercise of a non-qualified stock option, the grantee will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the Company will generally be entitled to a tax deduction in the same amount.

Stock Appreciation Rights. The grant of a stock appreciation right will have no tax consequences to the grantee or to the Company. Upon the exercise of a stock appreciation right, the grantee will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and we will generally be entitled to a tax deduction in the same amount.

Restricted Stock, Restricted Stock Units, and Other Equity Awards. In general, the grant of restricted stock, restricted stock units, or other equity awards that are subject to restrictions will have no tax consequences to the grantee or to the Company. When the award is settled (or, in the case of restricted stock, when the restrictions applicable to such award lapse), the grantee will recognize ordinary income equal to the excess of the applicable shares’ fair market value on the date the award is settled or the restrictions lapse, as applicable, over the amount, if any, paid for the shares by the grantee. We will generally be entitled to a tax deduction in the same amount.

Sale of Shares. When a grantee sells shares received under any award other than an incentive stock option, the grantee will recognize capital gain or loss equal to the difference between the sale proceeds and the grantee’s basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lapsing of restrictions, in the case of restricted stock) plus any amount paid for the shares.

When a grantee disposes of shares acquired upon the exercise of an incentive stock option, the difference between the amount realized by the grantee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the grantee does not hold these shares for more than one year after exercising the incentive stock option and for more than two years after the grant of the incentive stock option, then: (1) the excess of the fair market value of the shares acquired upon exercise on the exercise date over the exercise price will generally be treated as ordinary income for the grantee; (2) the difference between the sale proceeds and the shares’ fair market value on the exercise date will be treated as a capital gain or loss for the grantee; and (3) we will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee.

Deduction Limits. In general, a corporation is denied a tax deduction for any compensation paid to its chief executive officer or to any of its the three other most highly compensated executive officers, other than an executive officer serving solely as the chief financial officer, to the extent that the compensation paid to the officer exceeds $1,000,000 in any year. “Performance-based compensation” is not subject to this deduction limit. The 2009 Omnibus Plan permits the grant of awards that qualify as performance-based compensation (such as restricted stock and restricted stock units that are conditioned on achievement of one or more performance goals, and stock options and stock appreciation rights) and awards that do not so qualify (such as restricted stock and restricted stock units that are not conditioned on achievement of performance goals). If awards that are intended to qualify as performance-based compensation are granted in accordance with the requirements of Section 162(m) of the Code, they will be fully deductible by us.

New Benefits Under the 2009 Omnibus Plan, as amended. The Committee has not granted any awards under the 2009 Omnibus Plan that are contingent on shareholder approval of the amendment to increase the number of shares available for awards under the plan. All future grants of awards under the 2009 Omnibus Plan that will be made to eligible executive officers, employees and directors are subject to the discretion of the Committee and, therefore, are not determinable at this time.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2009 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE.

PROPOSAL 4

APPROVAL OF THE ACTUANT CORPORATION EXECUTIVE OFFICER BONUS PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Shareholders of the Company are being asked to approve the Actuant Corporation Executive Officer Bonus Plan, which we refer to as the “Plan,” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Performance based compensation may be exempt from this limit where compensation satisfies a number of technical tax related requirements. Among other requirements, Section 162(m) requires that shareholders re-approve certain executive compensation plans every five years for compensation awarded under such plans to be eligible to qualify as exempt performance-based compensation. The Company is asking shareholders to approve the Plan to satisfy this requirement so that future bonus payments under the Plan may qualify as exempt performance-based compensation under Section 162(m).

The board of directors recommends that shareholders approve the Plan to preserve the deductibility of payments made under the Plan. The purpose of the Plan is to promote the success of the Company by (i) compensating and rewarding participating executives with annual cash bonuses for the achievement of performance targets and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance.

Description of the Executive Officer Bonus Plan

The following is a summary of the material features of the Executive Officer Bonus Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan, which is attached to this Proxy Statement as Exhibit B.

Eligibility. The persons eligible to participate in the Plan are key employees (including elected officers) who are or in the opinion of the Committee may be “covered employees” for purposes of Section 162(m). All of our executive officers are eligible to participate in the Plan. As of August 31, 2012 we had 10 executive officers.

The Committee. The Plan is administered by the Committee, which consists solely of two or more members of the Board of Directors who are “outside directors” within the meaning of Section 162(m). The Committee has the sole authority to establish and administer the business criteria and performance targets and the responsibility of determining the time or times at which and the form and manner in which bonuses are paid (which may include elective or mandatory deferral alternatives) and is otherwise responsible for the administration of the Plan.

Subject to the limitations of the Plan and compliance with Section 162(m), the Committee has the authority to accelerate payment of a bonus (after the attainment of the applicable performance targets) and to waive restrictive conditions for a bonus (including any forfeiture conditions, but not performance targets), in such circumstances as the Committee deems appropriate. The Committee has the authority to provide under the terms of an award that payment or vesting will be accelerated upon the death or disability of a participant, a change in control of the Company, or upon termination of the participant’s employment without cause or as a constructive termination, as and in the manner provided by the Committee, subject to such provision not causing the award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

Business Criteria. The business criteria applicable to an award may be established with respect to the Company or any applicable subsidiary, division, segment, or unit, on a consolidated or separate basis. Performance targets may be based on one or more of the following business criteria: combined management measure (i.e., EBITA or divisional profit less an asset carrying charge), diluted earnings per share, divisional profit, EBITA, EBITDA, free cash flow, net assets employed, profit margin, return on assets, return on equity, return on net assets, revenues, stock appreciation, revenue growth and total shareholder return.

Bonus. The Committee will establish the specific performance targets with respect to an award while the performance relating to the performance targets remains substantially uncertain within the meaning of Section 162(m) and in no event more than 90 days after the commencement of the applicable fiscal year. Each participant may receive a bonus only if the performance targets established by the Committee for the award, relative to the applicable business criteria, are attained in the applicable fiscal year. Notwithstanding the fact that the performance targets have been attained, the Committee may, in its sole discretion, decide to pay a bonus of less than the amount determined by the formula or standard established by the Committee. The maximum aggregate bonus that may be paid pursuant to all awards granted in any fiscal year to any one executive under the plan is three times such executive’s base salary for that fiscal year.

Adjustments. To preserve the intended incentives and benefits of an award, the Committee will (a) adjust performance targets or other features of an award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company), (b) calculate performance targets without regard to any change in accounting policies or practices affecting the Company and/or the business criteria or performance targets, and (c) adjust the business criteria and performance targets or other features of an award to reflect the effects of any special charges to the Company’s earnings, in each case only to the extent consistent with generally accepted accounting principles and the requirements of Section 162(m) to qualify such award as performance-based compensation.

Deferred Amounts. Subject to compliance with Section 162(m) and the terms of the Plan, the Committee may provide a participant the opportunity to elect to defer the payment of any bonus under a nonqualified deferred compensation plan maintained by the Company. In the case of any deferred payment of a bonus after the attainment of the applicable performance targets, any amount in excess of the amount otherwise payable will be based on the interest rates or rates of return determined in accordance with the Plan.

Amendments. The Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board of Director and/or shareholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

As noted above, the terms of the Plan remain unchanged from the Plan that was approved by the shareholders of the Company at the 2004 Annual Meeting. The approval does not affect the nature and amount of awards granted under the Plan.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ACTUANT CORPORATION EXECUTIVE BONUS PLAN.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year ending August 31, 2013. The Audit Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Bylaws or otherwise. However, the Audit Committee and Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because they value the shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2012, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
Fidelity Management & Research Company 245 Summer Street Boston, MA 02210	7,529,385	(2)	10.3%
BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, California 94105	5,356,222	(2)	7.3%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	4,140,341	(2)	5.7%
Grupo Daniel Alonso, Inc Avenida Conde Guadalhorce 5759 Aviles, Asturias Spain 33400	3,928,724	(2)	5.4%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher, President and Chief Executive Officer and Director and Chairman	1,541,605	(3)	2.1%
Gurminder S. Bedi, Director	44,706	(4)	*
William S. Blackmore, Executive Vice President—Engineered Solutions Segment	215,062	(5)	*
Gustav H.P. Boel, Executive Vice President and Director	130,268	(6)	*
Thomas J. Fischer, Director	95,206	(7)	*
Mark E. Goldstein, Executive Vice President and Chief Operating Officer	371,707	(8)	*
William K. Hall, Director	175,967	(9)	*
R. Alan Hunter, Jr., Director	57,579	(10)	*
Brian K. Kobylinski, Executive Vice President, Industrial and Energy Segments	252,065	(11)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	466,352	(12)	*
Robert A. Peterson, Director	126,849	(13)	*
Holly A. Van Deursen, Director	47,591	(14)	*
Dennis K. Williams, Director	62,206	(15)	*

All Directors and Executive Officers as a group (17 persons), including individuals named above.	3,825,810	(16)	5.2%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2012, based on a report issued to the Company by a third party service provider.

(3)	Includes 2,400 shares held by spouse, 2,200 shares held by his children through a custodian, 36,546 shares held in the 401(k) Plan, 11,900 shares held in an individual IRA Account and 60,000 shares held by a family limited partnership. Also includes 884,427 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Includes 55,000 shares held by the Arzbaecher Family Foundation, for which Mr. Arzbaecher disclaims beneficial ownership. Excludes 14,367 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Arzbaecher does not have any voting or dispositive power with respect to the phantom stock units.

(4)	Includes 5,000 shares held by a trust and 1,743 shares of unvested restricted stock. Also includes 37,963 shares issuable pursuant to options exercisable within 60 days of October 15, 2012.

(5)	Includes 6,037 shares held in the 401(k) Plan. Also includes 169,150 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Excludes 3,386 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Blackmore does not have any voting or dispositive power with respect to the phantom stock units.

(6)	Includes 10,478 shares of unvested restricted stock. Also includes 42,000 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Includes 4,316 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(7)	Includes 1,743 shares issuable pursuant to restricted stock unit awards that vest within 60 days of October 15, 2012. Also includes 85,963 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012.

(8)	Includes 6,190 shares held in the 401(k) Plan, 5,500 shares held in an individual IRA Account and 1,183 shares held in the Employee Stock Purchase Plan. Also includes 268,500 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Excludes 14,101 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Goldstein does not have any voting or dispositive power with respect to the phantom stock units.

(9)	Includes 1,743 shares of unvested restricted stock. Also includes 73,963 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Includes 35,480 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(10)	Includes 1,743 shares issuable pursuant to restricted stock unit awards that vest within 60 days of October 15, 2012. Also includes 45,963 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Includes 7,373 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(11)	Includes 13,741 shares held in the 401(k) Plan and 7,500 shares of unvested restricted stock. Also includes 107,652 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Excludes 2,304 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Kobylinski does not have any voting or dispositive power with respect to the phantom stock units.

(12)	Includes 11,969 shares held in the 401(k) Plan, 28,048 shares held in an individual IRA Account, 735 shares held in the Employee Stock Purchase Plan and 2,250 shares held by his children through custodians. Also includes 239,000 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Excludes 3,999 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Lampereur does not have any voting or dispositive power with respect to the phantom stock units.

(13)	Includes 16,400 shares held in an individual IRA Account, 6,000 shares held in trusts for his children and 1,743 shares of unvested restricted stock. Also includes 73,963 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Includes 22,843 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(14)	Includes 1,743 shares issuable pursuant to restricted stock unit awards that vest within 60 days of October 15, 2012. Also includes 37,963 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012.

(15)	Includes 1,743 shares issuable pursuant to restricted stock unit awards that vest within 60 days of October 15, 2012. Includes 53,963 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012.

(16)	Includes 73,848 shares held in individual IRA accounts, 60,000 shares held by family limited partnerships, 55,000 shares held by a family foundation, 2,400 shares held by spouses, 4,450 shares held by a custodian for minor children, 6,000 shares held in a private trust accounts for children, 32,957 shares held in private trust accounts, 1,918 shares held in the Employee Stock Purchase Plan, 82,462 shares held in the 401(k) Plan, 38,207 shares of unvested restricted stock and 6,972 shares issuable pursuant to restricted stock unit awards that vest within 60 days of October 15, 2012. Also includes 2,253,570 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2012. Includes 70,012 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service. Excludes 49,391 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. The executive officers do not have any voting or dispositive power with respect to the phantom stock units.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors (the “Board”) has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating and Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit, Nominating & Corporate Governance and Compensation — and appoints the members of the committees after considering the recommendations of the Nominating & Corporate Governance Committee. There were six meetings of the Board during the fiscal year ended August 31, 2012. All members of the Board attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the Board attended the 2012 Annual Meeting. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chair William K. Hall R. Alan Hunter, Jr. Robert A. Peterson Fiscal 2012 Meetings—9	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence

• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors

• Maintains lines of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants

• Prepares the Audit Committee report to be included in the Company’s annual proxy statement

• Conducts an annual evaluation of the performance of the Audit Committee

Committees	Committee Functions
Nominating & Corporate Governance William K. Hall, Chair Gurminder S. Bedi R. Alan Hunter, Jr. Holly A. Van Deursen Fiscal 2012 Meetings—3	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee

Compensation Dennis K. Williams, Chair Gurminder S. Bedi Robert A. Peterson Holly A. Van Deursen Fiscal 2012 Meetings—9	• Determines the compensation of executive officers
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs

• Recommends to the Board the compensation for board members and conducts an annual evaluation of the performance of the Compensation Committee

In fiscal 2012, the independent directors of the Board formed a special litigation committee (the “Special Committee”) to investigate and evaluate a shareholder derivative demand regarding the tax deductibility of bonus compensation paid in certain prior years under our Executive Officer Bonus Plan. After considering all roles, the independent directors appointed Messrs. Fischer, Hall and Hunter to the Special Committee. Mr. Hall served as chair of the Special Committee. The Special Committee met eleven times, and after resolving matters with advisors determined in early fiscal 2013 that it would not be in the best interests of the Company to pursue any of the claims referenced in the derivative demand.

Leadership Structure

Our Board currently believes it is in the best interest of the Company to combine the positions of Chairman and Chief Executive Officer because it provides the Company with unified leadership and direction. In addition, our current Chairman and Chief Executive Officer has an in-depth knowledge of our business that enables him to effectively recommend appropriate board agendas and ensure appropriate processes and relationships are established with both management and the Board.

The independent Board members have elected a lead independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the Board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Executive Sessions of Non-Management Directors

The non-employee directors of the Board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Independence of Directors; Financial Expert

The Board has determined that each of Ms. Van Deursen and Messrs. Bedi, Fischer, Hall, Hunter, Peterson and Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees and also serves on the board of directors of a construction firm, CG Schmidt, which the Company has engaged for services. The Company’s Board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve as the chair of our Audit Committee. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the SEC.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives (including strategic initiatives), to improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on legal, compliance and financial risk (including internal controls), while the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies, respectively.

Compensation Risk Assessment

In establishing and reviewing our executive compensation programs, the Compensation Committee considers, among other things, whether the compensation program rewards executives for performance and whether the program encourages unnecessary or excessive risk taking. Periodically, the Company updates its compensation risk assessment (including an inventory of material incentive and sales compensation plans) and presents a summary of the findings to the Compensation Committee. Based upon the assessment performed, the Committee believes that, through a combination of risk mitigating features and incentives guided by relevant market practices and Company-wide goals, the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on financial results. In evaluating these compensation policies and practices, a number of factors were identified which the Compensation Committee believes discourages excessive risk taking, including the key factors described below:

•

The Company’s compensation programs consist of a mix of incentives that are tied to varying performance periods and are designed to balance the need to drive current performance with the need to position the Company for long-term success;

•

Of this mix of incentives, consolidated earnings (before interest and taxes) and asset management are the most important factors in determining the amount of short-term incentive awards, while Total Shareholder Return (“TSR”) and cash flow are key in determining long-term incentive awards. Additionally, the Company appropriately balances short and long-term incentives and makes long-term equity awards a meaningful, yet balanced component of compensation for a significant number of employees. This ensures that a portion of compensation is associated with long-term outcomes rather than short-term ones, which naturally aligns employees with shareholder interests;

•	The Compensation Committee engages a reputable, independent compensation consultant (Towers Watson) for advice, and regularly benchmarks against an established peer group of industrial companies;

•

The Company has defined stock ownership guidelines for our named executive officers and other key leaders that require significant investment by these individuals in the Company’s common stock (with the goal of shareholder alignment); and

•	The Committee retains complete discretion to reduce or eliminate annual cash incentive awards and can modify awards and payouts.

Use of Consultants and Other Advisors

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Compensation Committee has utilized the services of Towers Watson as its executive compensation advisor for several years. During fiscal 2012, fees paid to Towers Watson for services to the Committee totaled $222,000. The Company has also engaged a separate division of Towers Watson for actuarial services related to pension plans, postretirement healthcare plans and other benefits. Total fees paid to Towers Watson for these additional services in fiscal 2012 were $217,000.

Towers Watson’s executive compensation consultants are not involved in providing any of the additional valuation and advisory services to the Company. Therefore, the Compensation Committee does not believe that Towers Watson’s role in providing such services to the Company compromises their ability to provide the Compensation Committee with an objective and independent perspective on executive compensation.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all of its officers, directors and employees (the “Code of Conduct”). The Code of Conduct, which is reviewed annually by the Nominating & Corporate Governance Committee, is available for your review on the corporate governance page of the Company’s website at www.actuant.com.

The Company has also adopted a Code of Ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The code of ethics is also posted on our website at www.actuant.com. The Company posts any amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Corporate Controller on the Company’s website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and Code of Ethics are posted in the Corporate Governance section of the Company’s website at www.actuant.com and may also be obtained, free of charge, upon written request directed to our Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, 53051.

Director Selection Procedures

The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Meeting. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received by the Company not less than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2014 Annual Meeting, direct nominations must be received by the Company no later than the close of business on September 17, 2013 and no earlier than the close of business on August 18, 2013.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties. Although the board does not have a formal diversity policy, the board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

In evaluating director nominees, the Nominating & Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The Nominating & Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the board of directors considers service on others boards as a factor in the director selection process. The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The Nominating & Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The Nominating & Corporate Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Corporate Governance Committee or the Board decides not to nominate a member for re-election, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Corporate Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Nominating & Corporate Governance Committee. Research may also be performed to identify qualified individuals. From time to time, the Company has engaged third party search firms to identify, evaluate or assist in identifying potential nominees.

Director Resignation Policy

In order to ensure appropriate representation on our board of directors, the Nominating & Corporate Governance Committee has adopted a policy regarding resignation upon a director’s retirement or change in principal occupation or business association from the position the director held on the latter of: (a) the effective date of the policy; (b) the date when the director was last elected to our board of directors; and (c) the date, if any, our board of directors last rejected an offer by the director to resign under the policy. Under the policy, upon such a change in position, a director shall offer his or her resignation as a board member to the Nominating & Corporate Governance Committee, which will then recommend that our board of directors accept or reject the offer of resignation based on a review of the qualifications of the director, and whether the director's resignation from the Board would be in the best interests of the Company and its stockholders.

Communications with Directors

The Board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the Board, the non-management directors as a group, or any individual director can write to:

Actuant Corporation

N86W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

Attention: Chairman

Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a common stock related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors upon request.

Certain Relationships and Related Person Transactions

In October 2012, the Company entered into a commercial arrangement with a subsidiary of Grupo Daniel Alonso, Inc. (a five percent shareholder) under which the Company will purchase certain products and components over the next several years (total potential contract value is 1,700,000 Euros). The arrangement was negotiated in the ordinary course of business at prices and on terms and conditions that management believes are no less favorable to the Company than those that would result from arm’s length negotiations between unrelated parties.

Other than as disclosed in the preceding paragraph, during fiscal 2012 the Company was not party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest. Our Board has adopted the Code of Conduct which includes written policies and procedures regarding related person transactions.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2012, no executive officer of the Company served as:

•

a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•

met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2012 with the Company’s management and PricewaterhouseCoopers LLP;

•

discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Auditing Committees;” and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2012.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The board of directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairman

William K. Hall

R. Alan Hunter, Jr.

Robert A. Peterson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides information regarding the fiscal 2012 compensation programs for our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers, collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy, the structure of our compensation programs, methodologies used to determine the elements of executive compensation and the reasons we use various elements in our compensation programs.

Executive Summary

The Compensation Committee (the “Committee”) oversees the Company’s executive compensation programs. It utilizes an independent compensation consultant to provide guidance and advice on the development, monitoring and periodic adjustments to the Company’s executive compensation programs. In addition to attracting and retaining high caliber executives, the components of the executive compensation program (described on page 36) are designed to reward both short and long-term business performance. The mix of incentives, which are tied to varying performance periods, is designed to balance the need to drive current performance with long-term Company success. The Committee believes that the Company’s executives should be measured and rewarded for performance in growing sales, cash flow, earnings and return on invested capital. Additionally, other factors are critical such as the successful execution of corporate strategies, business portfolio management, expansion into emerging markets and other fast growing regions, building and developing a strong management team to ensure future succession, and fostering and driving a continuous improvement and high performance culture.

The Committee uses incentive compensation to promote the achievement of annual and longer term financial measures. Annual cash incentives are used to motivate executives to achieve specific financial performance goals, such as year-over-year growth in sales, earnings and cash flow. Performance share awards (which include a three year performance period) are tied to financial objectives that are critical to the long-term success of the Company and its shareholders, including stock price appreciation and cash flow generation. Option grants and restricted share awards with time-based vesting provisions promote the retention of key executives, help drive long-term performance and align management’s interests with those of shareholders.

Cash Flow Focused Business Model

Our executive compensation program is aligned with our overall business model (illustrated below), which is intended to create shareholder value. For example, a portion of the new performance-based restricted stock awards (discussed on page 41) is tied to the attainment of free cash flow conversion targets. In addition, our long standing CMM annual cash incentive program (discussed on page 37) rewards high return on invested capital (“ROIC’) and the generation of increased free cash flow, which we believe is a critical factor in driving shareholder value.

More than a decade ago, we developed this business model which emphasizes cash flow generation. The model starts with core sales growth – through customer intimacy, new products, emerging market penetration and other aspects of our Growth + Innovation process. We further increase sales and profits through acquisitions and reinvestment in our businesses, including capital expenditures. The acquisitions add new capabilities, technologies, customers and geographic presence to make our businesses stronger. Finally, continuous improvement – whether “leaning out” existing operations, effective product sourcing, acquisition integration processes or leadership development – is utilized to improve profitability and drive cash flow. When executed successfully, these steps lead to strong earnings and cash flow generation that we redeploy into the business. Our compensation plans were designed to link executive pay with Company performance, and to drive growth in sales, earnings, cash flow and ultimately, Company stock price appreciation.

Executive Compensation Objectives and Process

Our business model is directly linked to our overall executive compensation program, which is founded on three guiding principles:

•

Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, while focusing on sales, earnings, cash flow and return on invested capital (“ROIC”).

•

Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, stock ownership requirements and longer vesting periods on equity awards (relative to prevailing market practices) are important components of that alignment.

•

Overall compensation targets reflect our intent to pay executive base salaries and Total Direct Compensation (defined as base salary plus annual cash incentives plus the grant date fair value of equity compensation) at the midpoint of the competitive market (based on industry and peer group data). When current or long-term performance targets are achieved or exceeded by the NEOs, actual compensation may exceed these levels.

The Committee’s objective is to develop a total compensation program that is competitive in the marketplace, motivates and retains a high performing management team and provides incentives to increase shareholder value. More specifically, the Committee aims to provide a total compensation opportunity for our NEOs that is competitive with that of executives with comparable responsibilities at similar companies.

Total Compensation and Link to Performance

The Committee believes that the achievement of financial performance objectives over an extended period of time results in the creation of shareholder value, consistent with our goal of long-term appreciation of the Company’s common stock. Accordingly, an important tenet of the Company’s executive compensation philosophy is a robust ownership requirement by its executives, coupled with a significant equity based incentive compensation element that rewards executives for driving long-term appreciation in the Company’s common stock. As summarized on page 40, equity based compensation represents, on average, nearly one-half of “target” Total Direct Compensation for our executives, including a higher proportion for our Chairman and Chief Executive Officer. Additionally, the Company’s Long-Term Cash Incentive Plan (described on page 38) and performance based restricted stock units are directly linked to appreciation in the Company’s common stock, providing additional alignment with shareholders’ interests. The Committee believes that its current compensation programs provide a good mix of short-term and long-term compensation that supports both the business strategies and the goal of long-term shareholder value creation.

Response to Shareholder Input and Results of Fiscal 2012 Shareholder Advisory Vote

Shareholders did not provide majority support for our named executive officer compensation at the 2012 Annual Meeting. As a result, the Company undertook significant shareholder outreach efforts following the issuance of reports from proxy advisory firms after our fiscal 2012 Proxy Statement was filed, and then again subsequent to the outcome of the fiscal 2012 shareholder vote on “Say on Pay.” In late December 2011 and early January 2012, management contacted investors that collectively held over 50% of the Company’s common stock, ultimately holding one-on-one discussions with investors comprising over 35% of the Company’s common stock. The purpose was to gain insight and perspective on our executive compensation programs and policies as disclosed in our proxy statement and supplemental filings for our 2012 Annual Meeting. The investor input from these meetings was considered by management and the Committee as executive pay programs were reviewed. We continued to hold discussions with shareholders throughout the year, including at our annual investor conference in October 2012 (with our Compensation Committee chairman in attendance) to outline the executive compensation program changes approved by the Committee for fiscal 2012, and to gain additional insight and feedback on the direction of our executive compensation program.

As a result of the feedback received from our shareholders and the Committee’s ongoing efforts to ensure a strong alignment between executive pay and Company performance, the Committee made the following changes to the executive compensation program:

•

Significantly increased emphasis on performance-based equity compensation, whereby 100% of the CEO’s and approximately 30% of the other NEO’s long-term equity incentive compensation vests based on the achievement of performance criteria (free cash flow conversion and relative total shareholder return (TSR)). Performance based shares are only earned if performance targets are achieved at the end of a three-year measurement period (i.e., no interim or pro rata vesting).

•

Modified certain provisions of the annual cash incentive plan in an effort to increase the alignment of segment leadership with overall Actuant performance. In fiscal 2012 the weighting of CMM for NEOs responsible for a business segment was adjusted to increase the weighting of Actuant CMM versus Segment CMM (see further discussion on page 38).

•

While NEOs had not previously engaged in hedging transactions involving Company common stock, we formalized an anti-hedging policy that will ensure that our directors, executive officers and leadership team members (including NEOs) bear the full risks and rewards of Company stock ownership.

•

Adopted a “clawback policy” with respect to incentive awards to executive officers awarded subsequent to fiscal 2012. Under the terms of the policy, in cases of a material quarterly or annual financial restatement where an executive officer’s fraud or misconduct contributed to the restatement, we are authorized to recoup any bonuses or awards that were paid based upon the achievement of financial results that were subsequently restated.

•	Eliminated the excise tax gross up and standardized the Company’s change of control agreements for executive officers.

The Committee believes the changes made for fiscal 2012 and 2013 are responsive to the feedback from investors and enhance the performance orientation of our executive compensation program.

Oversight of the Executive Compensation Programs

The Committee is primarily responsible for overseeing the Company’s executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.

Role of Compensation Committee

The Committee reviews and approves all components of the compensation program, establishes objectives for our NEOs which are aligned with the Company’s business and financial strategy, as well as shareholder interests and determines competitive compensation levels for our CEO and the other NEOs. The Committee evaluates the performance of NEOs (other than the CEO) through annual reviews completed by the CEO, which are reviewed by the Committee, and performs a separate independent evaluation of the CEO’s performance. Based on this process, the Committee confirmed that the performance of each NEO in fiscal 2012 met or exceeded expectations.

The Committee is comprised entirely of independent directors as defined by the New York Stock Exchange, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. In executing its role, the Committee meets several times during the course of a fiscal year to review issues with respect to executive compensation matters. Additional information about the role and processes of the Committee can be found in the corporate governance section of our website at www.actuant.com.

Role of Compensation Consultant

Since fiscal 2003, the Committee has engaged Towers Watson & Co. (“Towers Watson”) as its independent executive compensation consultant. The consultant’s duties were to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Committee for the executive officers other than himself. The compensation consultant provides the Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The executive compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

Role of Management and the Chief Executive Officer

The Chief Executive Officer, in consultation with the Committee’s compensation consultant, develops compensation recommendations for the Committee to consider. The Chief Executive Officer considers various factors when making individual compensation recommendations including the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, and the executive’s individual performance and contributions to the Company’s results.

The Executive Vice President-Global Human Resources and other members of Human Resources department, together with members of the Finance department and outside advisors, work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee.

Competitive Benchmarking

The Committee, with the assistance of Towers Watson, reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”). The Peer Group consists of publicly traded industrial companies with market capitalization and revenue in a similar range to that of the Company. In addition, these companies have global scope and complexity, end-market diversification and acquisition growth strategies similar to the Company. Many of the companies in the Peer Group are also identified as comparables or peers to Actuant by the sellside research analysts that provide investment research coverage on Actuant. The Peer Group has been consistently utilized by the Committee, with the only recent change being the removal of Thomas & Betts in 2012 (as a result of it being acquired). The current Peer Group consists of the following (amounts in billions):

Company Name	Ticker	Revenue (1)	Market Cap (2)
Actuant Corporation	ATU	$1.61	$2.02
A.O. Smith Corp.	AOS	1.71	2.82
Albany International Corp.	AIN	0.81	0.68
AMETEK, Inc.	AME	2.99	8.84
Barnes Group, Inc.	B	1.17	1.23
Belden, Inc.	BDC	1.98	1.63
Brady Corp.	BRC	1.32	1.60
Crane Co.	CR	2.55	2.46
Donaldson Co., Inc.	DCI	2.49	4.93
EnerSys, Inc.	ENS	2.28	1.71
Federal Signal Corp.	FSS	0.80	0.36
Gardner Denver, Inc.	GDI	2.37	3.50
IDEX Corp.	IEX	1.84	3.55
Kennametal, Inc.	KMT	2.74	2.92
Lincoln Electric Holdings, Inc.	LECO	2.69	3.65
Modine Manufacturing Co.	MOD	1.58	0.32
Pall Corp.	PLL	2.67	6.89
Pentair, Inc.	PNR	3.46	4.54
Regal Beloit Corp.	RBC	2.81	2.79
Roper Industries, Inc.	ROP	2.80	10.79
Sauer-Danfoss, Inc.	SHS	2.06	1.97
Snap-On, Inc.	SNA	2.85	4.62
Tecumseh Products Co.	TECUA	0.86	0.09
Toro Co.	TTC	1.88	2.48
TriMas Corp	TRS	1.08	1.01
Valmont Industries, Inc.	VMI	2.66	3.62
Wabtec Corp.	WAB	1.97	3.91
Watts Water Technologies, Inc.	WTS	1.44	1.42
Woodward Inc.	WWD	1.71	2.32
Peer Group Average		2.04	3.06

(1)	Most recently completed fiscal year for which a Form 10-K has been filed.

(2)	Market capitalization as of November 5, 2012.

In addition to the compensation data for the Peer Group, the Committee also uses a broader set of data from the Towers Watson Executive Compensation Market Analysis Survey to obtain general background compensation information and an understanding of executive compensation trends. The Towers Watson survey data represents all participants in the Towers Watson database, with the exclusion of the financial services, healthcare and the energy services industries. The Committee does not determine the companies that are included in the Towers Watson survey data. The data (for in excess of 400 listed companies) is adjusted using regression analysis to reflect an organization of our revenue size. The data is reviewed in aggregate by the Committee and provides an additional reference point for making compensation related decisions. The Committee believes that this survey data, together with the compensation practices of the Peer Group and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately defines competitive market compensation for executive talent.

Tally Sheets

The Committee annually reviews the total fixed, incentive and equity compensation received by each NEO, including base salary, annual and long-term incentives, equity awards, executive perquisites, total equity holdings in the Company and post-employment obligations. The Committee uses tally sheets to facilitate this review, and to help establish each NEO’s compensation package.

How Target Levels of Compensation Are Determined

In determining the amount of compensation to pay our NEOs, the Committee considers factors such as the executive’s position within the Company and level of responsibility, skills and experiences required by the position, the executive’s qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Committee also considers the Company’s performance in various economic environments, current and historical compensation levels, the executive’s length of service to our Company, the Committee’s view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Committee reviews competitive compensation data gathered in comparative surveys (benchmarking data) and focuses on the 50th percentile for each component of pay, as well as target total compensation. The Committee defines the 50th percentile as the median of the peer group. The following is a summary of how target compensation levels are determined for key components of our overall compensation program:

Base Salary: Base salaries are based on individual performance and contribution to Company goals. In the aggregate, base salaries are paid +/- 25% of the 50th percentile of market ranges, with specific factors such as individual job responsibilities, scope of duties, time in position and the Company’s growth being considered. To maintain its desired market position, the Committee conducts annual salary reviews.

Annual Cash Incentives: Annual cash incentives provide NEOs and other key employees with the opportunity to earn additional annual compensation beyond base salary. These short-term incentives are targeted at the 50th percentile of the market with higher/lower payouts based on Company performance versus objectives and an individual’s longevity/experience with the Company. Annual cash incentives will generally not exceed the 75th percentile of market.

Equity Compensation: These long-term incentives focus on shareholder value creation and employee retention. The amount of equity compensation that is awarded to each of our NEOs is generally determined by reference to compensation survey data for the prior year gathered by Towers Watson, along with Peer Group compensation. Annually, the Committee grants equity awards to each NEO generally at the 50th percentile of the market, with higher/lower equity awards possible, but that generally do not exceed the 75th percentile of market.

Retirement and Other Benefits: These benefits are offered at competitive levels consistent with market practices.

The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company’s objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive.

Components of Executive Compensation for Fiscal 2012

For fiscal 2012, the primary compensation components for the NEOs were base salary, an annual cash incentive, the long-term cash incentive plan (as discussed on page 38), equity compensation (principally stock options, restricted stock and performance shares) and benefits. The Committee has fashioned the various components of our 2012 NEO compensation program to meet its overall compensation objectives, as summarized in the following table:

Compensation and Performance Objective
	Attraction and Retention	Short-Term Performance	Equity Appreciation and Long-term Performance
Base salary	✓
Annual cash incentive	✓	✓
Long-term cash incentive	✓		✓
Equity compensation:
Stock options	✓		✓
Restricted stock	✓		✓
Performance shares	✓		✓
Retirement and other benefits	✓		✓

The Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short and long-term compensation for our NEOs. Annually, the Committee determines the mix of short and long-term compensation based on compensation data and trends in the Peer Group, but does not adhere to a specific formula for the mix. The following is a description of each of the five components of NEO compensation.

Cash Compensation

Base Salary

Base salaries are reviewed annually and are established considering market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to such items as business performance and leadership expectations. The salary amounts set forth in the Summary Compensation Table on page 48 reflect the annual salary as of the last day of each fiscal year. During the first half of fiscal 2010, the NEOs were subject to a 10% voluntary salary reduction, which was implemented in fiscal 2009 as a result of poor economic conditions and the need to reduce operating costs. The voluntary salary reduction was discontinued in the second half of fiscal 2010.

Annual Cash Incentive

Our NEOs, other executives and substantially all U.S. employees have an opportunity to earn an annual cash incentive (the “Annual Cash Incentive”) based on achievement of annual financial performance objectives. The performance objectives for the NEOs are approved by the Committee in the first quarter of each fiscal year.

The Annual Cash Incentive Plan is designed to reward short-term performance in successfully growing sales, earnings, cash flow and return on invested capital. In lieu of measuring performance in each of these individual financial metrics, the Company has utilized “Combined Management Measure” (“CMM”) as its primary short-term financial performance metric because it encompasses all of them. CMM has been the primary short-term (annual) financial performance metric in use at the Company for well over a decade. The Committee and management believe CMM drives earnings and cash flow growth which is core to the Company’s business model (described on page 29). The Company’s Annual Cash Incentive is intentionally not tied to changes in the Company’s common stock price, as financial results and stock performance can become decoupled in the short-term due to a variety of factors, including, but not limited to, overall stock market valuation, sector valuation trends, interest rates and the economic outlook. The following illustrates the calculation of CMM:

Net Income

+ Financing Costs (Interest Expense)

+ Income Taxes

+ Amortization of Intangible Assets

= EBITA (Earnings Before Interest, Taxes and Amortization)

- Asset Carrying Charge(1)

= Combined Management Measure

(1)	Asset Carrying Charge is the sum of (1) 20% of the average total current assets, net fixed assets and other long-term assets, less accounts payable, accrued compensation, pension and employee benefits, current income tax balances and other liabilities, and (2) 12% of the average total of goodwill, intangible assets and non-current deferred income tax balances.

We believe CMM is an effective measure of economic profitability and encourages employees to drive both income statement and balance sheet performance. We believe that CMM is closely linked to both ROIC and cash flow, which are important financial decision making measures at the Company. The CMM metric has been used by the Company for over ten years and has helped drive ROIC and cash flow, which we believe ultimately creates shareholder value. This combination of metrics, and a thorough annual review of objectives and programs that underlie these metrics, along with regular progress reviews, ensure that individual performance is in balance and do not encourage undue risk.

In addition to CMM, Management Business Objectives (“MBOs”) are factored into the performance goals for the Annual Cash Incentive, because the Company believes that MBOs emphasize important measures of our success. MBO’s are established at an individual business unit level and may include, but are not limited to, sales growth levels, expansion into emerging markets, product innovation metrics and low cost country sourcing initiatives. Unique MBOs are not established for each NEO. Rather, the MBO targets for segment level executives such as Messrs. Kobylinski and Blackmore represent the weighted average of the individual MBO targets for the underlying businesses within their respective segments. Similarly, the MBO measures for Messrs. Arzbaecher, Goldstein and Lampereur represent the weighted average of the achievement of all of Actuant’s individual business unit MBOs.

In accordance with Item 401(b) of Regulation S-K, we have not disclosed the MBO’s or CMM target for fiscal 2012 because they represent confidential information, the disclosure of which could result in competitive harm. The CMM measure we use can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, certain other non-cash gains and losses, etc). Actual CMM may be adjusted for acquisitions, divestitures, accounting changes and other items which were not contemplated in the target setting process. All adjustments to the CMM calculation are reviewed and approved by the Committee. Given that the assumptions used to determine the CMM target and related adjustments necessarily include elements of strategic operations, timing of new product development, restructuring activities or investments in growth initiatives, we believe disclosure of such information could cause us competitive harm by potentially revealing to our competitors, customers, vendors and suppliers our confidential operating and financial objectives.

Annual Cash Incentive target percentages vary by NEO and are determined based on market studies, the peer group, and each NEO’s scope of duties and responsibilities. Actual Annual Cash Incentive payments can range from 0% to 250% of the target incentive based on actual performance. NEOs not in charge of business units or segments receive Annual Cash Incentive payments based on the performance of the Company as a whole (Actuant CMM). NEOs responsible for a business segment are eligible for an Annual Cash Incentive based on Actuant CMM, Segment CMM for their respective segment and MBOs. The following table summarizes the fiscal 2012 Annual Cash Incentive opportunity and weighting for each NEO.

	Annual Cash Incentive Opportunity as a % of Base Salary			Weighting of Components of Target Annual Cash Incentive
Name	Threshold	Target	Maximum	Actuant CMM	Segment CMM	MBOs
Robert C. Arzbaecher	0%	100%	250.0%	90%	—	10%
William S. Blackmore	0%	55%	137.5%	35%	55%	10%
Mark E. Goldstein	0%	70%	175.0%	90%	—	10%
Brian K. Kobylinski	0%	55%	137.5%	35%	55%	10%
Andrew G. Lampereur	0%	65%	162.5%	90%	—	10%

The Annual Cash Incentive earned is based on performance against pre-approved targets, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, year-over-year improvement and the economic environment. Following the completion of a fiscal year, the Committee determines the extent to which the established targets for the Annual Cash Incentives were satisfied.

Long-Term Cash Incentive Plan

Our Long-Term Cash Incentive Plan (“LTIP”), approved by shareholders in 2006 and effective as of May 1, 2006, provides a cash incentive for certain executive officers to increase long-term shareholder value by providing an opportunity to receive a cash incentive payment based on the Company attaining a common stock price target. The primary objectives of the LTIP are to provide a retention mechanism for the participants and an additional cash incentive directly linked to long-term shareholder value creation. The following NEOs are eligible to participate in the LTIP: Messrs. Arzbaecher, Blackmore, Goldstein and Lampereur. Mr. Kobylinski is not a participant in this plan, as he was not an executive officer at the inception of the LTIP, which is a closed plan. The LTIP covers an eight-year measurement period running from May 1, 2006 to May 1, 2014. The amount of compensation to be paid to the four participants, if any, is based on the timing of the Company’s common stock price being at least $50 for 30 consecutive trading days. At the time the LTIP was approved by shareholders, the hypothetical attainment of the $50 per share stock price target would have resulted in approximately $1.6 billion in incremental shareholder value creation. The $50 per share performance target may be equitably adjusted to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares. In the event of a sale of over 50% of the outstanding shares of common stock of the Company, the $50 per share stock price target will be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $50 per share.

The overall incentive pool amount payable under the LTIP is based on the time it takes to achieve the $50 per share stock price performance target, as summarized below:

Date Performance Target Is Met	LTIP Payout Pool
Before May 1, 2011	$20.0 million
Between May 1, 2011 and 2012	16.6 million
Between May 1, 2012 and 2013	13.3 million
Between May 1, 2013 and 2014	10.0 million
After May 1, 2014 or not met	0

The compensation payable to the LTIP participants is a percentage of the overall LTIP pool, as follows:

LTIP Participant	Share of Payout Pool
Robert C. Arzbaecher	50%
William S. Blackmore	16.66%
Mark E. Goldstein	16.66%
Andrew G. Lampereur	16.66%

In the event the employment of any of the four LTIP participants is terminated prior to the performance target being met, no payout will be made to the terminated individual and the associated pro-rata share will not be reallocated to the remaining participants.

Mr. Arzbaecher’s larger share of the pool is reflective of his role and broad responsibilities as Chief Executive Officer. Because the Company’s stock did not meet the $50 per share stock price performance target prior to May 1, 2011, the maximum possible award under the LTIP will be less than the original $20.0 million maximum LTIP payout pool. To date, the LTIP’s required $50 stock price has not been achieved, and no payment will be made if the performance target is not met by May 1, 2014. The Committee views the Long-Term Cash Incentive Plan as a performance based plan, which is well aligned with shareholders’ interest.

Equity Compensation

The Company granted three forms of equity compensation to NEOs in fiscal 2012, including stock options, restricted stock and performance shares. The Committee believes that a significant portion of each NEO’s target Total Direct Compensation should be made in the form of equity compensation due to its strong long-term alignment with shareholders. The percentage that the Committee selects is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation as well as a given executive’s performance, longevity and experience with the Company and Total Direct Compensation compared to market. The following table presents the proportion of each NEO’s fiscal 2012 target Total Direct Compensation that was comprised of equity compensation:

Name	Equity Compensation Component of Target Total Direct Compensation
Robert C. Arzbaecher	58%
William S. Blackmore	36%
Mark E. Goldstein	48%
Brian K. Kobylinski	40%
Andrew G. Lampereur	47%

A description of the types of equity awards that have been granted to NEOs under the 2009 Omnibus Plan is as follows:

Stock Options—Stock options granted to NEOs since January 2006 generally become 50% exercisable three years (36 months) after the grant date and fully exercisable five years (60 months) after the grant date, as long as the NEO is still employed by the Company. The Committee has the ability to establish both the term and vesting schedule for new stock option grants within the parameters of the 2009 Omnibus Plan. All options are granted following the Committee’s authorization, with an exercise price equal to the closing market price of a share of common stock on the date of grant and have a ten-year term. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock Units and Awards—Restricted stock generally vests either (i) 50% on the third anniversary (36 months) of the date of grant and 50% on the fifth anniversary (60 months) of the grant date provided that the holder is still employed by the Company or (ii) once performance conditions tied to financial results are achieved. The Committee has the ability to establish both the term and vesting schedule for new restricted stock grants within the parameters of the 2009 Omnibus Plan. In accordance with IRS rules, recipients of restricted stock units have the ability to defer receipt and taxability of restricted stock beyond their normal vesting dates, by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.

Performance Based Restricted Stock (Performance Shares)—In fiscal 2012, the Company established a performance based equity compensation program under its existing 2009 Omnibus Plan. Performance Shares include a three year (36 month) performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s Total Shareholder Return (“TSR”) relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). The performance period for the initial Performance Share grants runs from April 2012 through August 31, 2014. New three-year performance cycles will start annually for future years, with grants near the beginning of each fiscal year. The Committee designed the new Performance Shares to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion is indicative of ample cash flow availability, which is vital to fund overall Company growth (as discussed on page 30 “Cash Flow Focused Business Model”). The targets and vesting scale for Performance Shares are summarized as follows:

Measure	Threshold		Target		Maximum
Relative TSR Percentile	25	th	50	th	75	th
Free Cash Flow Conversion	110%		125%		150%
Vesting Scale (as a percentage of Target)	50%		100%		150%

Medium-Term Incentive Plan—In fiscal 2009, the Company established a three year (36 month) Medium-Term Incentive Plan (“MTIP”) for its executive officers, other than Messrs. Arzbaecher, Goldstein and Lampereur, under which shares of restricted stock were granted to participants. In an effort to retain and appropriately motivate key talent, the Committee considered various factors in determining the size and type of awards granted under the MTIP including, but not limited to, the mix of existing short-term and long-term compensation and job responsibilities. During fiscal 2009, Messrs. Kobylinski and Blackmore each received grants of 15,000 shares of performance based restricted stock, as did several of the Company’s other executives. The MTIP shares vest if certain segment financial targets are met before November 30, 2012. If the financial targets are not met, then the restricted stock will be forfeited. At August 31, 2012 Mr. Blackmore’s award has vested, while performance targets for Mr. Kobylinski’s award have not yet been achieved.

As described above, equity compensation awards generally vest (i) 50% on the third anniversary (36 months) of the date of grant and 50% on the fifth anniversary (60 months) for stock options and restricted stock, (ii) over a 36 month performance period for Performance Shares or (iii) upon retirement at age 60 or later, subject to Committee approval. The extensive use of equity compensation, with vesting provisions that are longer in duration than most peer companies, combined with robust NEO stock ownership requirements (as discussed on page 44), ensures that a significant portion of NEO compensation is tied to long-term stock appreciation, which naturally aligns NEOs with shareholder interests.

Practices Regarding the Grant of Equity Compensation

The Committee has generally followed a practice of making all annual option and restricted stock grants to its NEOs on a single date each year and at a time when material information regarding our performance for the preceding year and our outlook for the current fiscal year has been publicly disclosed. In fiscal 2012, the Committee granted NEO equity awards at its regularly scheduled January 2012 meeting. However, the grant of Performance Shares was delayed until April 2012 (in order to incorporate all investor and compensation consultant feedback in designing the performance criteria). The Company has not historically, nor does it intend to in the future, time stock awards with the release of public information. While the vast majority of our awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, such as in connection with the initial hiring of a new officer, in connection with promotions or for retention purposes.

Prior to fiscal 2012, the Company provided equity compensation awards to executive officers primarily through a combination of stock options (60%) and restricted stock (40%). As a result of the adoption of the new performance based restricted stock program (discussed on page 41), the approximate weighting of target values for fiscal 2012 long-term equity incentive compensation are as follows:

	Stock Options	Restricted Stock	Performance Shares
Robert C. Arzbaecher	0%	0%	100%
Other Named Executive Officers	35%	35%	30%

The entire long-term equity compensation award for the Company’s CEO, Mr. Arzbaecher, consists of Performance Shares, reflecting his lead role in driving and creating shareholder value. The Performance Shares will further increase the amount of compensation that executive officers have “at risk.”

Retirement and Other Benefits

We provide benefit programs to our employees, including executives and our NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, in certain cases, including where Internal Revenue Service limits or other regulations prevent equitable treatment, modifications may be made. The following table summarizes such benefit plans and eligibility (for our U.S. employees):

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Post Employment Medical/Dental Insurance	Not Offered	Not Offered	Not Offered
401(k) Retirement Plan	✓	✓	✓
401(k) Restoration Plan (1)	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan (2)	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Insurance (3)	✓	✓	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered

(1)	Offered to all U.S. employees with total annual cash compensation in excess of $245,000.

(2)	Offered to all U.S. employees with base salary in 2012 greater than $115,000.

(3)	Company paid.

Defined Benefit Pension Plan and Post Employment Medical/Dental

There are no defined benefit plans or post employment medical/dental plans covering Actuant NEO’s.

401(k) and Restoration Plans

Under our 401(k) Plan, a tax-qualified retirement savings plan, U.S. non-bargaining unit employees, including our NEOs, may contribute eligible base compensation up to Internal Revenue Service limits. For fiscal 2012, the maximum contribution by employees under the age of 50 to the 401(k) Plan was $16,500 while catch up contributions of an additional $5,500 were allowed for those over the age of 50. The Company generally provides a “core” contribution equal to three percent of cash compensation (subject to IRS compensation limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% on voluntary employee contributions from $300 to 6% of eligible compensation. We also have a Restoration Plan tied to the 401(k) Plan. This plan, available to all employees in the United States with annual cash compensation in excess of $245,000, allows participants to receive a core contribution calculated as if no IRS limits were in place. We maintain the Restoration Plan because we believe that it is not equitable, or market competitive, to limit the Company core contribution to the 401(k) Plan based on the IRS compensation limits noted above. All Company contributions pursuant to the Restoration Plan are made in the form of Actuant common stock and are contributed into each eligible participant’s Employee Deferred Compensation Plan account after the end of a given fiscal year. As a result of the weak economic conditions and the Company’s efforts to reduce costs, the core contribution and Restoration Plan were temporarily suspended for fiscal 2009 and the first half of fiscal 2010, before being reinstated on March 1, 2010.

Supplemental Executive Retirement Plan

The nonqualified supplemental executive retirement plan (the “SERP plan”) covers certain executive level employees (including the NEO’s) and is designed to improve the competitive positioning of our retirement programs, reward long-service employees and support executive retention and recruiting efforts.

The Actuant SERP plan is a non-funded defined contribution plan whose benefit is calculated by multiplying a SERP multiplier percentage against eligible cash compensation in a given year (base salary and annual cash incentive bonus). The SERP multiplier is based on a grid formula combining the executive’s age and years of service, and ranges from 3-6%. SERP Plan contributions go into a non-funded interest bearing account and vest after five years of service or the attainment of age 60.

The targeted combined annual retirement benefit between the SERP plan and broad based employee participation plans (401(k) and Restoration Plans) is 7-10.5% of pay, depending on age and years of service – which approximates the competitive 40th percentile of peer company retirement benefits.

Employee Deferred Compensation Plan

Actuant has a deferred compensation plan that allows all U.S. employees with annual base salary greater than $115,000 to defer receipt of salary and/or Annual Cash Incentives on a pre-tax basis. There is no limit to the amounts of either salary or incentives that participants can defer. Deferred amounts can be invested, in whole or in part, in a non-funded interest bearing account or a common stock fund account. As a result of the non-funded nature of the deferred compensation plan, compensation deferrals are essentially unsecured and subordinated loans from employees to the Company. Each year the Committee determines the interest rate for new deferrals, with reference to market interest rates for subordinated debt of companies with similar credit ratings to the Company. The common stock fund account return mirrors the performance of the Company’s stock price. Shares of common stock equal to the value of deferred contributions to the common stock fund account are contributed by the Company and held in a rabbi trust. Upon distribution, deferred amounts invested in the interest plan are paid out of the Company’s general assets while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.

Other Benefits

The Company believes NEO perquisites and other benefits should be limited in scope and value and should be offered to our NEOs primarily to provide a market competitive compensation package. In addition to competitive compensation, certain of the perquisites are provided for other business purposes. For example, financial planning services are offered to assist our NEOs in meeting their Actuant stock ownership guidelines without compromising diversification of their personal investment portfolios. Club dues, which are only provided to Messrs. Arzbaecher and Goldstein, are used for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use. NEO personal use of the company plane (which is reviewed by the Committee on a quarterly basis) is capped at 24 hours of flight time for Mr. Arzbaecher and 12 hours for all other NEOs. Perquisites are reviewed and approved by the Committee and are capped at various levels. The other benefits earned by our NEOs in fiscal 2012 are included in the “All Other Compensation Table” on page 49.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1,000,000 in any year. This limitation does not apply to performance based compensation if certain conditions are met. The Committee generally attempts to maximize the extent of the tax deductibility of executive compensation under the provisions of Section 162(m). The Committee believes, however, that shareholders’ interest are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Stock Ownership Requirements

To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. The following table presents the required and actual ownership position of Actuant stock for each NEO, as a multiple of annual base salary as of October 5, 2012.

Name	Multiple of Base Salary Required to be held in Actuant Stock	Actual Multiple of Salary held in Actuant Stock
Robert C. Arzbaecher	5X	28X
William S. Blackmore	3X	6X
Mark E. Goldstein	3X	9X
Brian K. Kobylinski	3X	11X
Andrew G. Lampereur	3X	18X

The Committee reviews each Officer’s progress/compliance with these guidelines on an annual basis. All NEOs exceeded the stock ownership requirement throughout fiscal 2012. For calculation purposes, stock ownership includes the value of “in the money” vested options, shares held in an executive officer’s 401(k), employee stock purchase plan and deferred compensation accounts, as well as shares owned outright or by family members. It does not include the value of unvested options, restricted stock or Performance Shares.

To assist our executive officers in meeting their ownership requirements, the Company adopted an executive officer stock option matching program in fiscal 2006 for newly appointed or promoted executives. Under this program, the Company matches certain share purchases made by new executives (in their first three years) with an equal number of stock options that cliff vest after five years. None of the aforementioned NEOs was eligible for stock option matches during fiscal 2012. We believe the stock option matching program allows the Company to attract and retain executives.

Required Common Stock Holding Period

Executive officers, including the NEOs, have three years from their date of appointment to comply with the ownership requirements outlined above. Executive officers who have not reached their specified targets and who exercise stock options or that have restricted stock that vests, are required to hold at least 60% of the net value of the shares they receive so that they meet their requirement in a timely manner, with the balance available to cover related income tax obligations.

Anti-Hedging Policy

The Company’s insider trading policy contains stringent restrictions on transactions in Company stock by directors and officers. All trades must be pre-approved. Directors and officers of the Company are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize the risk inherent in owning the Company's stock, such as zero-cost collars and forward sales contracts.

Compensation Recovery Clawback Policy

In fiscal 2012, the Company adopted a Compensation Clawback Policy for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive based compensation. In the event of a financial restatement due to fraudulent activity or misconduct as determined soley by the Board of Directors, the culpable executive officer will reimburse the Company for annual incentive, equity based awards or other performance based compensation paid to him/her, including options, restricted stock, restricted stock units, performance shares and annual cash incentive compensation based on the financial results that were subsequently the subject of the restatement.

Performance and Compensation of Named Executive Officers in Fiscal 2012

The Committee evaluates the performance of its executives (other than the CEO) through annual reviews completed by the CEO and reviewed by the Committee. The Committee also evaluates the performance of the CEO annually. Based on this process, the Committee confirmed the CEO’s assessment that the performance of each of the NEOs in fiscal 2012 met or exceeded expectations.

The base salary and annual cash incentive opportunity for our CEO (Mr. Arzbaecher) remained unchanged in fiscal 2012 based on the Committee’s review of peer salary data. The remainder of the NEOs received base salary increases in fiscal 2012 ranging from 4% to 10% (depending on individual performance/contributions and market competitiveness), and no change to their annual cash incentive opportunity, with the exception of a market adjustment for Mr. Lampereur.

The Company generated excellent financial results in fiscal 2012, which were well above the prior year after factoring out debt refinancing costs and a non-cash asset impairment charge, including:

•

Net sales of $1.6 billion, a $160 million (11%) increase over the prior year. Excluding the impact of acquisitions and changes in foreign currency exchange rates, core sales increased 5% in fiscal 2012.

•

Diluted earnings per share (EPS) from continuing operations, excluding debt refinancing costs and a non-cash asset impairment charge in fiscal 2012 were $2.08 per share, a 24% increase from the $1.68 per share in fiscal 2011.

•	Cash flow provided by operating activities in fiscal 2012 was a record $182 million.

	Year Ended August 31,
	2012	2011	2010
	(In millions, except per share amounts)
Net sales	$1,605	$1,445	$1,161
Cash flow from operations	182	172	121
Adjusted diluted EPS from continuing operations (a)	$2.08	$1.68	$0.97

(a)	Adjusted diluted EPS from continuing operations for the year ended August 31, 2012 excludes debt refinancing costs ($0.15 per share) and a non-cash asset impairment charge ($0.76 per share). Including these two items, diluted EPS from continuing operations was $1.17 per share.

The growth in earnings along with effective working capital management, resulted in actual CMM that was in excess of the target CMM amount for fiscal 2012.

Consolidated Actuant CMM (applicable to all NEO’s) was earned at a 116.5% level, while a combined 70.1% payout level was attained on the MBO elements. Mr. Blackmore’s segment results reflected performance at the 0% payout level for the CMM element and a combined 63.5% on the MBO element, while Mr. Kobylinski’s segment results reflected performance at the 112.4% payout level for the CMM element and a combined 73.1% of MBO elements.

As disclosed on page 40, equity based compensation awards (including Performance Shares) made in fiscal 2012 represented 36% – 58% of the NEO’s targeted Total Direct Compensation. The extensive use of equity compensation, combined with NEO stock ownership requirements, ensures that a significant portion of NEO compensation is associated with long-term stock appreciation, rather than short-term performance, which naturally aligns NEOs with shareholder interests. The “Stock Awards,” “Option Awards” and “Total” columns in the Summary Compensation Table on page 48 include the grant date fair value of equity compensation awards, not the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

Conclusion

We continue to enhance the performance orientation of our executive pay program and believe that we have designed an executive compensation program which effectively links pay and performance and is in the best long-term interests of our shareholders. As indicated in our Compensation Committee Charter, we will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Shareholder input will continue to be an important consideration in our annual executive compensation evaluation process.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Dennis K. Williams, Chairman

Gurminder S. Bedi

Robert A. Peterson

Holly A. Van Deursen

Summary Compensation Table

The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2012, 2011 and 2010 by the NEOs:

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Robert C. Arzbaecher	2012	$850,000	$2,701,345	$—	$960,670	$49,782	$311,332	$4,873,129
President and Chief Executive Officer	2011	850,000	855,316	1,281,388	1,670,193	34,727	355,865	5,047,489
	2010	850,000	746,880	1,002,501	1,946,557	24,167	88,469	4,658,574

William S. Blackmore	2012	$430,000	$545,469	$131,422	$111,439	$100,416	$117,441	$1,436,187
Executive Vice President—Engineered Solutions Segment	2011	415,000	138,850	204,932	541,141	68,571	100,298	1,468,792
	2010	400,000	124,800	166,957	529,540	36,820	23,308	1,281,425

Mark E. Goldstein	2012	$575,000	$656,048	$318,918	$454,892	$140,271	$135,562	$2,280,691
Executive Vice President and Chief Operating Officer	2011	525,000	388,780	583,268	722,128	99,376	148,983	2,467,535
	2010	525,000	249,600	333,916	841,617	55,638	31,740	2,037,511

Brian K. Kobylinski	2012	$430,000	$324,302	$157,707	$262,357	$1,700	$103,695	$1,279,761
Executive Vice President—Industrial and Energy Segments	2011	405,000	172,174	256,728	526,080	2,891	69,865	1,432,738
	2010	375,000	145,920	194,785	254,719	6,467	25,574	1,002,465

Andrew G. Lampereur	2012	$450,000	$464,750	$226,047	$330,574	$142,061	$94,041	$1,707,473
Executive Vice President and Chief Financial Officer	2011	410,000	277,700	416,620	483,359	101,216	96,619	1,785,514
	2010	410,000	249,600	333,916	563,361	56,215	22,827	1,635,919

(1)	For fiscal 2012, base salary represented 17%, 30%, 25%, 34% and 27% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. As a result of the global economic downturn and in an effort to reduce costs, the NEOs voluntarily reduced their salaries by 10% from March 1, 2009 through June 1, 2010. For fiscal 2011, base salary represented 17%, 28%, 21%, 28% and 23% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. For fiscal 2010, base salary represented 18%, 31%, 26%, 38% and 25% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. Amounts shown for salaries in 2012, 2011 and 2010 represent gross salary at the end of each fiscal year.

(2)	Amounts reflect the aggregate grant date fair value of restricted shares, restricted share units and Performance Shares granted under the Company’s 2009 Omnibus Plan. The amount was determined (in accordance with FASB ASC Topic 718) by multiplying the close price of the Company’s common stock on the date of grant by the number of restricted shares/units granted, or the number of performance shares awarded (assuming a payout at target).

As described on page 41, Performance Share payouts will be calculated following the applicable performance period and could range from a minimum of 0% to a maximum of 150% of target. The grant date fair value of the Performance Shares granted during fiscal 2012 at the maximum payout of 150% are: Mr. Arzbaecher—$3,388,845; Mr. Blackmore—$175,832; Mr. Goldstein—$424,214; Mr. Kobylinski—$208,875; and Mr. Lampereur—$298,998. For further information on these awards, see the Grants of Plan-Based Awards table on page 50. In addition, amounts for Mr. Blackmore include $274,950 related to the vesting of his MTIP award (as discussed on page 41).

(3)	The amounts represent the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, which was calculated using a Binomial Pricing model. Refer to Note 14 of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2012, for details regarding assumptions utilized to value stock option awards. The amounts do not represent the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

(4)	Reflects amounts earned for fiscal 2012, 2011 and 2010, respectively, under the Annual Cash Incentive plan. Amounts are paid in the first quarter of the subsequent fiscal year.

(5)	Reflects the portion of interest earned on Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan accounts that exceeds the SEC benchmark “market” rate (120% of the applicable federal long term rate).

(6)	Reflects all other compensation, as summarized in the following table:

Name	Year	401(k) Core and Match	401(k) Restoration (1)	SERP (2)	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (3)	Club Dues	Financial Planning	Total (4)
Robert C. Arzbaecher	2012	$11,250	$69,237	$153,175	$10,454	$6,656	$3,550	$46,800	$10,210	$—	$311,332
	2011	11,250	76,547	167,793	8,986	6,656	6,606	57,000	9,911	11,116	355,865
	2010	7,575	8,300	—	7,601	6,656	5,915	42,800	9,622	—	88,469

William S. Blackmore	2012	11,250	22,125	49,124	$10,003	$6,317	$6,422	$12,200	$—	$—	$117,441
	2011	11,250	20,842	46,968	8,690	6,317	6,231	—	—	—	100,298
	2010	7,575	1,944	—	7,472	6,317	—	—	—	—	23,308

Mark E. Goldstein	2012	11,250	31,708	65,097	$11,801	$5,840	$6,732	$—	$3,134	$—	$135,562
	2011	11,250	33,648	68,330	10,685	5,840	—	7,400	3,260	8,570	148,983
	2010	7,575	3,710	—	5,734	5,840	5,900	—	2,981	—	31,740

Brian K. Kobylinski	2012	11,250	21,569	48,198	$12,697	$2,736	$6,105	$—	$—	$1,140	$103,695
	2011	11,250	12,144	32,474	11,261	2,736	—	—	—	—	69,865
	2010	7,575	1,591	—	9,762	2,736	3,910	—	—	—	25,574

Andrew G. Lampereur	2012	11,250	20,755	46,841	$11,824	$3,371	$—	$—	$—	$—	$94,041
	2011	11,250	21,850	48,667	10,896	3,371	—	—	—	585	96,619
	2010	7,575	2,086	—	9,795	3,371	—	—	—	—	22,827

(1)	Represents the 401(k) Restoration Plan contributions made by the Company. The Restoration Plan was temporarily suspended in fiscal 2010 due to cost reduction efforts and as a result, there were no Restoration Plan contributions for the first half of fiscal 2010.

(2)	Represents Company contributions to the SERP plan (as discussed on page 43), which are made in the first quarter of the following fiscal year.

(3)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

(4)	Benefits available to substantially all U.S. employees, such as medical, dental and life insurance are not included.

Grants of Plan-Based Awards

The following table sets forth the range of payouts for fiscal 2012 under the Annual Cash Incentive plan, as well as equity compensation awards in fiscal 2012:

	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Arzbaecher	4/09/12	—	—	—	0	92,203	138,305	—	—	—	$2,701,345
	n/a	$0	$850,000	$2,125,000	—	—	—	—	—	—	—

William S. Blackmore	1/09/12	—	—	—	—	—	—	—	15,000	$22.87	$131,422
	1/09/12	—	—	—	—	—	—	5,700	—	—	130,359
	4/09/12	—	—	—	0	4,784	7,176	—	—	—	140,160
	n/a	$0	$236,500	$591,250	—	—	—	—	—	—	—

Mark E. Goldstein	1/09/12	—	—	—	—	—	—	—	36,400	$22.87	$318,918
	1/09/12	—	—	—	—	—	—	13,900	—	—	317,893
	4/09/12	—	—	—	0	11,542	17,313	—	—	—	338,155
	n/a	$0	$402,500	$1,006,250	—	—	—	—	—	—	—

Brian K. Kobylinski	1/09/12	—	—	—	—	—	—	—	18,000	$22.87	$157,707
	1/09/12	—	—	—	—	—	—	6,900	—	—	157,803
	4/09/12	—	—	—	0	5,683	8,525	—	—	—	166,499
	n/a	$0	$236,500	$591,250	—	—	—	—	—	—	—

Andrew G. Lampereur	1/09/12	—	—	—	—	—	—	—	25,800	$22.87	$226,047
	1/09/12	—	—	—	—	—	—	9,900	—	—	226,413
	4/09/12	—	—	—	0	—	—	—	—	—	238,337
	n/a	$0	$292,500	$731,250	—	—	—	—	—	—	—

(1)	These columns show the range of payouts under the fiscal 2012 Annual Cash Incentive plan described on page 37. The actual bonuses earned under this plan are described in “Performance and Compensation of Named Executive Officers in 2012” on page 45 and shown in the Summary Compensation Table on page 48.

(2)	Reflects Performance Shares granted in fiscal 2012 under the Company’s 2009 Omnibus Plan. Performance shares include a three-year performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s Total Shareholder Return (TSR) relative to the S&P 600 SmallCap Industrial Index. Refer to page 41 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.

(3)	Reflects restricted stock granted in fiscal 2012 under the Company’s 2009 Omnibus Plan. The restricted stock vests fifty percent on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)	Reflects the grant of stock options under the Company’s 2009 Omnibus Plan. The options become fifty percent exercisable on the third anniversary and fully exercisable on the fifth anniversary of the grant date.

(5)	The fair value of restricted stock awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition, while the fair value of the option awards is determined using a binomial pricing model. Refer to Note 14 of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2012, for details regarding assumptions utilized to value share based awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2012:

	Option Awards						Stock Awards
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	10/21/2003	80,000	—		$15.91	10/21/2013	—		—
	4/29/2004	92,760	—		17.12	4/29/2014	—		—
	10/27/2004	150,000	—		20.05	10/27/2014	—		—
	1/12/2006	150,000	—		28.11	1/12/2016	—		—
	1/16/2007	160,000			23.64	1/16/2017	—		—
	1/14/2008	85,000	85,000	(2)	28.36	1/14/2018	—		—
	1/9/2009	166,667	166,666	(2)	18.33	1/9/2019	—		—
	1/12/2010	—	133,300	(3)	19.20	1/12/2020	38,900	(3)	$1,093,868
	1/14/2011	—	113,800	(3)	27.77	1/14/2021	30,800	(3)	866,096
	4/9/2012	—	—		—	—	92,203	(5)	2,592,748
William S. Blackmore	10/21/2003	32,000	—		$15.91	10/21/2013	—		—
	10/27/2004	40,000	—		20.05	10/27/2014	—		—
	1/12/2006	37,500	—		28.11	1/12/2016	—		—
	7/6/2006	2,000	—		24.77	7/6/2016	—		—
	1/16/2007	42,500	—		23.64	1/16/2017	—		—
	1/14/2008 1/9/2009	18,000 29,150	18,000 29,150	(2) (2)	28.36 18.33	1/14/2018 1/9/2019	—		— —
	1/12/2010	—	22,200	(3)	19.20	1/12/2020	6,500	(3)	$182,780
	1/14/2011	—	18,200	(3)	27.77	1/14/2021	5,000	(3)	140,600
	1/9/2012	—	15,000	(3)	22.87	1/9/2022	5,700	(3)	160,284
	4/9/2012	—	—		—	—	4,784	(5)	134,526
Mark E. Goldstein	1/13/2003	48,000			$11.97	1/13/2013	—		—
	10/21/2003	48,000	—		15.91	10/21/2013	—		—
	10/27/2004	48,000	—		20.05	10/27/2014	—		—
	1/12/2006	42,500	—		28.11	1/12/2016	—		—
	7/6/2006	5,000	—		24.77	7/6/2016	—		—
	1/16/2007	50,000	—		23.64	1/16/2017	—		—
	1/14/2008	25,000	25,000	(2)	28.36	1/14/2018	—		—
	1/9/2009	50,000	50,000	(2)	18.33	1/9/2019	—		—
	1/12/2010	—	44,400	(3)	19.20	1/12/2020	13,000	(3)	$365,560
	1/14/2011	—	51,800	(3)	27.77	1/14/2021	14,000	(3)	393,680
	1/9/2012	—	36,400	(3)	22.87	1/9/2022	13,900	(3)	390,868
	4/9/2012	—	—		—	—	11,542	(5)	324,446

	Option Awards						Restricted Stock Awards
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Brian K. Kobylinski	1/13/2003	20,000	—		$11.97	1/13/2013	—		—
	10/21/2003	16,000	—		15.91	10/21/2013	—		—
	4/29/2004	4,000	—		17.12	4/29/2014	—		—
	10/27/2004	14,000	—		20.05	10/27/2014	—		—
	1/12/2006	13,000	—		28.11	1/12/2016	—		—
	7/6/2006	5,152	—		24.77	7/6/2016	—		—
	1/16/2007	18,000	—		23.64	1/16/2017	—		—
	1/14/2008	16,000	16,000	(2)	28.36	1/14/2018	—		—
	1/9/2009	37,500	37,500	(2)	18.33	1/9/2019	7,500	(4)	$210,900
	1/12/2010	—	25,900	(3)	19.20	1/12/2020	7,600	(3)	213,712
	1/14/2011	—	22,800	(3)	27.77	1/14/2021	6,200	(3)	174,344
	1/9/2012	—	18,000	(3)	22.87	1/9/2022	6,900	(3)	194,028
	4/9/2012	—	—		—	—	5,683	(5)	159,806
Andrew G. Lampereur	1/13/2003	48,000	—		$11.97	1/13/2013	—		—
	10/21/2003	48,000	—		15.91	10/21/2013	—		—
	10/27/2004	40,000	—		20.05	10/27/2014	—		—
	1/12/2006	37,500	—		28.11	1/12/2016	—		—
	1/16/2007	42,250	—		23.64	1/16/2017	—		—
	1/14/2008	25,000	25,000	(2)	28.36	1/14/2018	—		—
	1/9/2009	46,000	46,000	(2)	18.33	1/9/2019	—		—
	1/12/2010	—	44,400	(3)	19.20	1/12/2020	13,000	(3)	$365,560
	1/14/2011	—	37,000	(3)	27.77	1/14/2021	10,000	(3)	281 ,200
	1/9/2012	—	25,800	(3)	22.87	1/9/2022	9,900	(3)	278,388
	4/9/2012	—	—		—	—	8,135	(5)	228,756

(1)	Market value of restricted stock awards/units, MTIP awards and Performance Shares has been computed by multiplying the $28.12 closing price of the Company’s common stock on August 31, 2012 (the last trading day of fiscal 2012) by the number of shares awarded.

(2)	Remaining unvested options become exercisable on the fifth anniversary of the grant date.

(3)	Fifty percent of the share based award becomes exercisable or vests on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)	MTIP award is subject to performance conditions (which must be achieved within 36 months of the grant date or no vesting will occur). See “Equity Compensation-Medium-Term Incentive Plan” on page 41 for additional information regarding the performance conditions associated with this award.

(5)	Awards represent Performance Shares that include a three-year performance period and vest based on achievement of an absolute Free Cash Flow Conversion target and the Company’s relative TSR percentile relative to the S&P 600 SmallCap Industrial Index. See “Equity Compensation-Performance Based Restricted Stock” on page 41 for additional details.

Equity Awards Exercised and Vested in Fiscal 2012

The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the “Summary Compensation Table” on page 48. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock during fiscal 2012.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert C. Arzbaecher	180,000	$2,862,014	—	$—
William S. Blackmore	56,000	848,080	15,000	337,050
Mark E. Goldstein	56,000	811,675	10,000	251,250
Brian K. Kobylinski	—	—	—	—
Andrew G. Lampereur	48,000	603,168	—	—

(1)	Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation

NEO’s participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 43 for a description of the plans).

Name	NEO Contributions in Fiscal 2012	Actuant Contributions	Aggregate Investment Earnings in Fiscal 2012		Aggregate Withdrawals and Distributions	Aggregate Balance at August 31, 2012 (3)
			Interest (1)	Other (2)
Robert C. Arzbaecher
Deferred Compensation	$—	$69,237	$72,659	$97,636	$—	$1,361,381
Supplemental Executive Retirement	—	153,175	13,960	—	—	334,928

William S. Blackmore
Deferred Compensation	425,561	22,125	168,092	21,485	—	2,449,945
Supplemental Executive Retirement	—	49,124	3,908	—	—	100,000

Mark E. Goldstein
Deferred Compensation	419,046	31,708	231,237	105,470	—	3,497,921
Supplemental Executive Retirement	—	65,097	5,685	—	—	139,112

Brian K. Kobylinski
Deferred Compensation	29,769	21,569	622	12,939	—	97,237
Supplemental Executive Retirement	—	48,198	2,702	—	—	83,374

Andrew G. Lampereur
Deferred Compensation	430,539	20,755	237,887	26,785	—	3,334,682
Supplemental Executive Retirement	—	46,841	4,049	—	—	99,557

(1)	Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 7.31% for calendar 2012 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the non-secured and non-funded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. The rates are intended to approximate the rates the Company would pay for similar unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 3.55% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 48.

(2)	Represents the appreciation of Actuant’s stock and reinvested dividends included in each NEO’s deferred compensation account.

(3)	The aggregate balance of August 31, 2012 includes the balance in each NEO’s participant account.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2012, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (3)
Equity compensation plans approved by security holders (1)	6,673,550	$22.33	1,711,438
Equity compensation plans not approved by security holders	—	—	—

	6,673,550	$22.33	1,711,438

(1)	Share amounts above do not include the additional 4,000,000 shares under the 2009 Omnibus Plan for which shareholder approval is sought at the 2013 Annual Meeting.

(2)	The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 5,034,441 stock options at a weighted average exercise price of $22.35, 254,943 stock appreciation rights at a weighted average exercise price of $21.98 (the number of actual shares issued will vary based on the stock price on the date of exercise), 1,245,747 restricted stock units, 6,000 MTIP awards (at target) and 132,419 Performance Shares (at target).

(3)	The number of securities remaining available for future issuance under equity compensation plans include 1,266,053 shares under the 2009 Omnibus Plan, 106,282 shares under the Actuant Corporation Deferred Compensation Plan and 339,103 shares under the Actuant Corporation 2010 Employee Stock Purchase Plan.

Potential Payments Upon Termination of Employment or Change In Control

Change in Control Arrangements

We have entered into change in control agreements with each of the NEOs, whereby we have agreed to provide these executives with termination benefits upon termination of employment following both a change in control and a triggering event. We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our shareholders, even though the transaction may have an adverse effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

A triggering event is defined as:

•

a material reduction in the base salary paid by the Company to the executive or a material reduction in the executive’s bonus opportunity or materially reducing the total aggregate value of the benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the six month period immediately preceding the change in control;

•

a material reduction in the executive’s authority, responsibilities or duties or a material diminution in the authority, reasonability or duties of the supervisor to whom the executive is required to report, from the levels existing at the time of a change in control or during the six month period immediately preceding the change in control; or

•

a change in the location or headquarters where the executive is expected to provide services that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period immediately preceding the change in control.

A change in control is defined as:

•

the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, along with other holdings, constitutes more than 50% of the stock of the Company measured in terms of voting power, other than in a public offering;

•

the date that any one person, or more than one person acting as a group, acquires (or has acquired during the prior 12-month period) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•

the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

•	the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.

The terms and conditions of the change in control agreements for the NEOs are uniform and do not vary significantly by executive. In fiscal 2012 the Company amended all change in control agreements to eliminate excise tax gross-ups. The agreement states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to a multiple of combined base salary and annual cash incentive. In addition, the executive would continue to receive benefits available to that NEO at the time of termination for a certain period after that termination. The following table illustrates the change of control provisions for the NEOs:

Name	Multiple of Base Salary Paid	Multiple of Annual Cash Incentive Paid	Benefit Program Continuance
Robert C. Arzbaecher	2X	2X	2 years
William S. Blackmore	2X	2X	2 years
Mark E. Goldstein	2X	2X	2 years
Brian K. Kobylinski	2X	2X	2 years
Andrew G. Lampereur	2X	2X	2 years

The base salary and the annual cash incentive utilized in determining the payout represent the highest base salary paid in the two years prior to the change in control and the highest annual incentive paid in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans and 2009 Omnibus Plan permit the Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of Company common stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

Taking into account the specific terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2012 after a triggering event:

Name	Base Salary	Annual Cash Incentive (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Robert C. Arzbaecher	$1,700,000	$3,893,114	$2,860,526	$4,552,712	$96,288	$13,102,640
William S. Blackmore	860,000	1,082,282	568,523	618,190	92,081	3,221,076
Mark E. Goldstein	1,150,000	1,683,234	1,094,778	1,474,669	98,014	5,500,695
Brian K. Kobylinski	860,000	1,052,160	700,633	741,890	80,155	3,434,838
Andrew G. Lampereur	900,000	1,126,722	994,788	1,153,904	61,302	4,236,716

(1)	Represents annual cash incentive plan payout. Actual payout will be based on the highest annual cash incentive paid during the previous three years, multiplied by the applicable “Multiple of Annual Cash Incentive Paid,” as stipulated in the NEO change in control agreements.

(2)	Represents the intrinsic value (difference between the closing trading price at August 31, 2012 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $28.12 (i.e. options that are “in the money”).

(3)	Represents market value of unvested restricted stock based on the August 31, 2012 closing price of the Company’s common stock ($28.12).

(4)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 42.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 54) would be the “Stock Options” and “Stock Awards” columns in the table above.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit and annual cash incentive. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit, and annual cash incentive payout after six months of disability. All stock options and restricted stock would become 100% vested.

Severance Arrangements

The Company does not have employment contracts with any of its NEOs. Whether and to what extent the Company would provide severance benefits to any of the other NEOs upon termination (other than due to a change in control) is discretionary and would be negotiated on a case-by-case basis. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $40,000 for serving on the Board of Directors and an annual retainer of $15,000, $10,000 and $10,000 for serving on the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, respectively. The chairperson of the Compensation Committee and Nominating & Corporate Governance Committee each receives an additional annual fee of $5,000 and the chairperson of the Audit Committee receives an additional annual fee of $10,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal 2012, the Company paid the lead director, Mr. Hall, an additional annual retainer of $20,000 for his service in such position. The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the Board in fiscal 2012 was in the form of restricted stock (approximately 40% weighting) and stock options (approximately 60% weighting). As with respect to our NEOs, we believe that it is important to align the interests of the Board members to that of the Company’s shareholders. In fiscal 2012, each non-employee director was granted 1,743 shares of restricted stock and an option to purchase 6,843 shares of Company common stock at an exercise price of $22.87 per share (market value of the Company’s common stock on the date of grant) under the 2009 Omnibus Plan. Under the terms of the plan, Board of Director stock options and restricted stock vest after eleven months and have a ten year life.

Directors who are our employees (Messrs. Arzbaecher and Boel) receive no additional compensation for service as a director. In fiscal 2012, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Lead Director Fee ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Gurminder S. Bedi	$40,000	$20,000	n/a	$39,862	$59,945	$159,807	37,963	1,743
Thomas J. Fischer	40,000	25,000	n/a	39,862	59,945	164,807	85,963	1,743
William K. Hall	40,000	30,000	$20,000	39,862	59,945	189,807	73,963	1,743
R. Alan Hunter	40,000	25,000	n/a	39,862	59,945	164,807	45,963	1,743
Robert A. Peterson	40,000	25,000	n/a	39,862	59,945	164,807	85,963	1,743
Holly A. Van Deursen	40,000	20,000	n/a	39,862	59,945	159,807	37,963	1,743
Dennis K. Williams	40,000	20,000	n/a	39,862	59,945	159,807	53,963	1,743
(1)	Amounts represent the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718. Refer to Note 14 of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, for details regarding assumptions utilized to value share based awards. These amounts do not correspond to the actual value that may be realized by our non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock.

Similar to the NEOs, the directors have Company stock ownership guidelines in order to more closely align their interests with those of shareholders. Under the guidelines, each non-employee director is expected to own common stock with an aggregate value equal to five times his or her annual retainer amount. During fiscal 2012, all directors exceed the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his or her annual retainer and committee fees for future payment on a date specified by the participant or upon termination of the participant’s service as a director. An amount of shares having a value equal to the amount deferred are contributed by the Company to a rabbi trust. The Outside Directors’ Deferred Compensation Plan consists solely of phantom stock units, which are settled in Actuant common stock, generally following the director’s termination of service. During fiscal 2012, Mr. Peterson participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2012. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all filing requirements were satisfied with respect to fiscal 2012, except for one late Form 4 filed on behalf of each Ms. Grissom and Mr. Boel.

Independent Public Accountants

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2012 and the effectiveness of our internal control over financial reporting as of August 31, 2012. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to shareholders’ questions. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2012	Fiscal Year Ended August 31, 2011
Audit Fees	$1,543,000	$1,496,000
Audit-Related Fees	33,300	2,600
Tax Fees	529,400	877,200
All Other Fees	1,000	—

	$2,106,700	$2,375,800

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations. Fiscal 2012 Tax Fees consist of $76,000 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $453,400 for professional services related to tax planning and tax advisory services. Fiscal 2011 Tax Fees consist of $213,700 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $663,500 for professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2012 and 2011.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 5, 2013 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 17, 2013 nor earlier than the close of business on August 18, 2013, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2012 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Executive Vice President and Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 19, 2012 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Menomonee Falls, Wisconsin

December 3, 2012

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, or by telephone at (262) 293-1500.

EXHIBIT A

SECOND AMENDMENT TO

ACTUANT CORPORATION

2009 OMNIBUS INCENTIVE PLAN

This Second Amendment (this “Amendment”) to the Actuant Corporation 2009 Omnibus Incentive Plan, as amended (the “Plan”) established by Actuant Corporation, a Wisconsin corporation (the “Company”), is hereby adopted by its Board of Directors as of the 17th day of October, 2012 (the “Effective Date”).

RECITALS

A. The Board of Directors of the Company (the “Board”) previously approved, and the shareholders of the Company previously approved and adopted, the Plan.

B. The Board has deemed that it is in the best interests of the Company to amend the Plan.

AMENDMENT

1. Effective October 17, 2012, Section 6(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a) Share Reserve. Subject to any adjustments made in accordance with Section 13 hereof, the aggregate number of shares of Common Stock that may be subject to Awards shall be (i) 9,400,000 shares of Common Stock, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available in accordance with Section 6(c) below after the date on which shareholders of the Company approve the adoption of the Plan. Shares of Common Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares of Common Stock acquired by the Company. All of the available shares of Common Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options. Upon a grant of Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by 1.87 times the number of shares of Common Stock subject to such Awards and any shares underlying such Awards that become available for future grant under the Plan pursuant to Section 6(c) below shall be added back to Plan by (x) 1.71 times the number of shares of Common Stock subject to Awards issued prior to January 12, 2009, (y) 1.38 times the number of shares of Common Stock subject to Awards issued from and after January 12, 2009 and prior to January 15, 2013, and (z) 1.87 times the number of shares of Common Stock subject to Awards issued from and after January 15, 2013.

Date approved by the Board: October 17, 2012

Exhibit B

ACTUANT CORPORATION

EXECUTIVE OFFICER BONUS PLAN

Article I. Purpose.

The purpose of Actuant Corporation Executive Officer Bonus Plan (the “Plan”) is to promote the success of Actuant Corporation by (i) compensating and rewarding participating executives with annual cash bonuses for the achievement of performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Article II. Definitions.

“Award” means an award under this Plan of an opportunity to receive a Bonus if the applicable Performance Target(s) are achieved for the applicable Fiscal Year.

“Award Notice” means a notice in writing (delivered either in hard copy or electronically) evidencing the grant of an Award under this Plan that has been authorized by the Compensation Committee of the Board of Directors.

“Base Salary” in respect of any Fiscal Year means the annual base salary of a Participant from the Company and all affiliates of the Company in effect at the time Participant is selected to participate for that Fiscal Year, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Board” means the Board of Directors of Actuant Corporation.

“Bonus” means a cash payment under this Plan.

“Business Criteria” means any one or a combination of the business criteria set forth on Appendix A hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Company” means Actuant Corporation and its Subsidiaries.

“Actuant Corporation” means Actuant Corporation, a Wisconsin corporation, and any successor entity which shall have assumed the rights and obligations of this Plan by operation of law or otherwise.

“Executive” means a key employee (including any elected officer) of the Company who is (or in the opinion of the Committee may become) a “covered employee” for purposes of Section 162(m).

“Participant” means an Executive selected to participate in the Plan by the Committee for the applicable Fiscal Year.

“Performance Target(s)” means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the Fiscal Year in respect of any one or more of the Business Criteria.

“Plan” means Actuant Corporation Executive Officer Bonus Plan, as amended from time to time.

“Fiscal Year” means the twelve months ended August 31.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Subsidiary” means a corporation, partnership, limited liability company or other entity in which Actuant Corporation owns, directly or indirectly, capital stock or other interests having ordinary voting power to elect a majority of the Board of Directors or other governing body.

Article III. Administration of the Plan.

3.1 The Committee. This Plan shall be administered by the Committee, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

3.2 Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall have the sole authority to establish and administer the Business Criteria and Performance Target(s) and the responsibility of determining the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of this Plan in accordance with its terms. The Committee shall have the authority to construe and interpret this Plan and any agreements or other document relating to Awards under this Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan.

3.3 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Committee’s authority under other provisions of this Plan, but subject to any express limitations of this Plan and compliance with Section 162(m), the Committee shall have the authority to accelerate payment of a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. Any deferred payment shall be subject to Section 4.8. In addition, and notwithstanding anything in this Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Committee, subject to such provision not causing the Award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

Article IV. Bonus Provisions.

4.1 Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee for the Award, relative to the applicable Business Criteria, are attained in the applicable Fiscal Year. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may, in its sole discretion, decide to pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or to pay no Bonus at all.

4.2 Determination of Performance Target(s). The Committee must establish the specific Performance Target(s) with respect to an Award while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event more than 90 days after the commencement of the applicable Fiscal Year. At the time the Performance Target(s) for an Award are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount of Bonus and maximum amount of Bonus that will be payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.6 and 4.7.

4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, the maximum aggregate Bonus that may be paid pursuant to all Awards granted in any Fiscal Year to any one Executive under this Plan is three times such Executive’s Base Salary for that Fiscal Year.

4.4 Effective Mid-Year Commencement of Service; Termination of Employment. To the extent compatible with Sections 4.2 and 5.5, if an individual’s services as an Executive commence after the Performance Target(s) are established for a Fiscal Year, the Committee may establish Performance Target(s), grant an Award and pay a Bonus to such Executive for a performance period equal to the period of time from the date such individual is selected to participate in the Plan to the end of the Fiscal Year; provided, however, that the Committee must establish such Performance Target(s) while the performance relating to such Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event after 25% of such performance period has elapsed. The amount of any Bonus to such Executive shall not exceed that proportionate amount of the applicable maximum individual bonus under Section 4.3. In the event of the termination of employment of a Participant prior to the end of the Fiscal Year, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the Award Notice or other written contract with the Company.

4.5 Adjustments. To preserve the intended incentives and benefits of an Award, the Committee shall (a) adjust Performance Target(s) or other features of an Award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company), (b) calculate Performance Target(s) without regard to any change in accounting policies or practices affecting the Company and/or the Business Criteria or the Performance Target(s), and (c) adjust Business Criteria and Performance Target(s) or other features of an Award to reflect the effects of any special charges to the Company’s earnings, in each case only to the extent consistent with generally accepted accounting principles and the requirements of Section 162(m) to qualify such Award as performance-based compensation.

4.6 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Sections 4.1 and 4.2) and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Committee. The Committee may not, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of this Plan or pay a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

4.7 Committee Certification. No Participant shall receive any payment under this Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of this Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in this Plan or the applicable Award Notice were in fact satisfied.

4.8 Time of Payment; Deferred Amounts. Any Bonuses shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.7. Payment shall be in cash or cash equivalents, as determined by the Committee at the time of payment, subject to withholding pursuant to Section 5.6. Notwithstanding the foregoing but subject to compliance with Section 162(m) and Section 4.3, the Committee may provide a Participant the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan maintained by the Company. In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined hypothetical investments such that the amount payable at the later date will be based upon returns for such investments, including any decrease or increase in the value of the investment(s).

Article V. General Provisions.

5.1 Rights of Executives, Participants and Beneficiaries.

(a) No Right to Awards or Continued Employment. Neither the establishment of this Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of this Plan shall be held or construed to confer upon any person any legal right to receive an Award or any other benefit under this Plan. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Notice) shall confer upon any Executive or Participant any right to continue in the employ of the Company, constitute any contract or agreement of employment, nor interfere in any way with the right of the Company to change a person’s compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

(b) Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.2 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 5.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant’s legal representative or Beneficiary or (b) after the disability of a Participant to the disabled Participant’s personal representative.

5.3 Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. Neither the Board nor the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or an Award made under this Plan).

5.4 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Wisconsin.

5.5 Construction. It is the intent of the Company that this Plan, Awards and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

5.6 Tax Withholding. Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any taxes that Actuant Corporation or any Subsidiary may be required to withhold with respect to such cash payment.

5.7 Amendments, Suspension or Termination of Plan. The Committee may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

5.8 Effective Date. This Plan is effective as of September 1, 2004, subject, however, to the approval of Actuant Corporation’s stockholders prior to any payment of any Bonus hereunder.

5.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

5.10 Non-Exclusivity of Plan. Subject to compliance with Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.

5.11 Limitation on Actions. Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan or any Awards hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act of omission in respect of which such right of action arose.

5.12 Successors. The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.

APPENDIX A

BUSINESS CRITERIA

The Business Criteria shall mean any one or a combination of the business criteria listed below. The Business Criteria applicable to an Award may be established with respect to Actuant Corporation or any applicable Subsidiary, division, segment, or unit, on a consolidated or separate basis. Except as otherwise expressly provided, all financial terms are used as defined under generally accepted accounting principles (GAAP) and all determinations shall be made in accordance with GAAP, as applied by Actuant Corporation in its periodic reports filed with the Securities and Exchange Commission.

Asset Carrying Charge means the sum of (1) 20% of the average total of current assets (including, but not limited to, net accounts receivable, inventory and prepaid assets), net fixed assets, and other long-term assets less accounts payable, accrued compensation, pension and employee benefits, current income tax balances and other liabilities (on a divisional, segment, or subsidiary level), and (2) 12% of the average total of goodwill, intangible assets and non-current deferred income tax balances. Asset Carrying Charge is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

Combined Management Measure means EBITA or Divisional Profit less an Asset Carrying Charge. Combined Management Measure is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

Diluted Earnings Per Share means earnings (loss) per share of Common Stock and is calculated as Net Earnings divided by the weighted average number of diluted shares of Common Stock outstanding for the period.

Divisional Profit means Operating Profit before amortization expense.

EBITA means Net Earnings before discontinued operations, extraordinary items, the cumulative effect of changes in accounting principles, net financing costs, income tax expense, amortization, and other adjustments, such as currency translation impact, as considered necessary by the Committee. EBITA is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

EBITDA means EBITA plus depreciation.

Free Cash Flow means EBITDA less cash taxes paid, less capital expenditures, less cash interest paid, plus non-cash stock based compensation expense, plus or minus changes in working capital and other assets and liabilities (excluding cash and debt), and other adjustments, as considered necessary by the Committee.

Net Assets Employed means the average total of net accounts receivable, net inventory, prepaid assets, net fixed assets, and other long-term assets less accounts payable, accrued compensation and benefits, and other current liabilities.

Profit Margin means the applicable Profit amount divided by Net Revenues.

Return on Assets means EBITA divided by Net Assets Employed.

Return on Equity means Net Income divided by average stockholders’ equity.

Return on Net Assets means Net Income divided by average net assets, defined as total assets less total liabilities.

Revenues mean the dollar amount of sales to customers.

Stock Appreciation means increase in the value of the Common Stock measured over a given period of time.

Core Revenue Growth means an increase in Revenue measured over a given period of time, excluding the impact of foreign currency translation changes.

Total Stockholder Return means change in stock price from the beginning to the end of the period, plus any dividends paid, divided by the stock price at the beginning of the period.

EXHIBIT 99.1

ACTUANT CORPORATION

2009 OMNIBUS INCENTIVE PLAN

(CONFORMED THROUGH THE SECOND AMENDMENT)

1. Purpose. The purpose of the Actuant Corporation 2009 Omnibus Incentive Plan (the “Plan”) is to provide (i) key employees (including officers) of Actuant Corporation (the “Company”) and its subsidiaries and Affiliates, and (ii) members of the Board of Directors of the Company (the “Board”) with the opportunity to acquire or be granted shares of the common stock of the Company (“Common Stock”) or receive other stock-based compensation based on the long term economic performance of the Company.

The Company believes that the Plan will:

(1) In the case of officers and certain management employees, encourage stock ownership by such employees, which will provide an incentive for such employees to expand and improve the profits and prosperity of the Company, and which will assist the Company in attracting and retaining such employees; and

(2) In the case of outside directors, make service on the Board more attractive to present and prospective highly qualified and capable outside directors and provide additional retention and incentive for such directors to direct the Company effectively by offering them a greater interest in the continued success of the Company.

2. Definitions. Capitalized terms used in this Plan and not defined herein shall have the meanings set forth below.

(a) “Affiliate” means an entity that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company; provided, however, that with respect to an Incentive Stock Option, an Affiliate means a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(f) of the Code) with respect to the Company, whether now or hereafter existing. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to vote or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

(b) “Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or other equity-based awards.

(d) “Award Agreement” means a written agreement setting forth the terms and provisions applicable to an Award granted under the Plan (which may, but need not be executed, at the discretion of the Committee). Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Board or, if designated by the Board to administer the Plan, the Compensation Committee of the Board.

(g) “Director” means a member of the Board.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Executive Officer” means an individual who is an “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or a “covered employee” under Section 162(m) of the Code.

(j) “Fair Market Value” means, with respect to a share of Common Stock as of any date (except in the case of a cashless exercise pursuant to Section 7(b)(3)), (i) if the Common Stock is admitted to trading on a national securities exchange, the closing price of a share of Common Stock on such date (or, if the Common Stock was not traded on such day, then the next preceding day on which the Common Stock was traded), (ii) if the Common Stock is not admitted to trading on a national securities exchange, the closing price for a share of Common Stock as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System (or, if the Common Stock was not quoted on such day, then the next preceding day on which the Common Stock was quoted) or (iii) otherwise, the fair market value as determined in good faith by the Committee on such basis as it deems appropriate.

(k) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(l) “Non-Qualified Option” means an Option not intended to qualify as an Incentive Stock Option.

(m) “Option” means an option to purchase shares of Common Stock that is granted pursuant to Section 7 of the Plan. An Option may be an Incentive Stock Option or a Non-Qualified Option.

(n) “Performance-Based Award” means an Award granted under Section 11 of the Plan.

(o) “Performance Objective” means a performance objective or goal that must be achieved before an Award, or a feature of an Award, becomes nonforfeitable, as described in Section 11 of the Plan.

(p) “Preexisting Plans” means the Actuant Corporation 2001 Stock Plan, the Actuant Corporation 2001 Outside Directors’ Stock Plan and the Actuant Corporation 2002 Stock Plan, as amended.

(q) “Repricing” means (i) reducing the exercise price or base amount of an Option or Stock Appreciation Right after it is granted, (ii) taking any action that is treated as a “repricing” under generally accepted accounting principles, (iii) canceling an Option or a Stock Appreciation Right at a time when its exercise price or base amount exceeds the Fair Market Value of a Share (each, an “Underwater Award”), in exchange for another Option, Stock Appreciation Right, Restricted Stock or other Award, or (iv) repurchasing an Option or Stock Appreciation Right that is an Underwater Award.

(r) “Restricted Stock” means an Award Common Stock that is subject to restrictions and a substantial risk of forfeiture, as described in Section 9 of the Plan.

(s) “Restricted Stock Unit” means an Award that entitles the recipient to receive shares of Common Stock at the end of a specified restricted period, as described in Section 10 of the Plan.

(t) “Stock Appreciation Right” or “SAR” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) a base amount specified by the Committee, as described in Section 8 of the Plan.

3. Administration.

(a) Committee. The Plan shall be administered and interpreted by the Committee. The Committee may consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act, or such other members of the Board.

(b) Authority of Committee. The Committee has the sole authority, subject to the provisions of the Plan, to (i) select the employees and Directors to receive Awards under the Plan, (ii) determine the type, size and terms of the Awards to be made to each individual selected, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise and vesting period, including the criteria for exercisability and vesting and the acceleration of exercisability and vesting with respect to each individual selected, and (iv) deal with any other matter arising under the Plan. The Committee may, in its discretion, delegate day-to-day administrative tasks to other individuals, to the extent such delegation complies with Applicable Law. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determination that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. All powers of the Committee shall be executed in its sole discretion and need not be uniform as to similarly situated individuals.

(c) Responsibility of Committee. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee of the Company. The Company shall indemnify members of the Committee and any employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties under the Plan, except in circumstances involving his or her bad faith, gross negligence or willful misconduct.

(d) Compliance with Applicable Law. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws, and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Section 409A of the Code, as determined by the Committee, or if an Award is subject to Section 409A, administers the Plan and such Award in a manner that complies with Section 409A. Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A or Section 162(m) of the Code with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.

(e) Delegation to Executive Officers. To the extent permitted by Applicable Law, the Committee may delegate to one or more Executive Officers the powers: (i) to designate Eligible Individuals (as defined in Section 4 below) who are not Executive Officers or Directors as eligible to receive awards under the Plan; and (ii) to determine the amount and type of Awards that may be granted to Eligible Individuals who are not Executive Officers or Directors. Any such delegation by the Committee shall include a limitation as to the amount and type of Awards that may be granted during the period of the delegation and shall contain guidelines as to permissible grant dates for awards, the determination of the exercise price of any Option or

SAR and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee delegatee or delegatees that were consistent with the terms of the Plan.

4. Eligible Individuals; Participants. All employees and officers of the Company and its subsidiaries or Affiliates and Directors (including members of the Board who are not employees) are eligible to participate in the Plan (collectively, “Eligible Individuals”). Consistent with the purposes of the Plan, the Committee shall have exclusive power to select the Eligible Individuals who may participate in the Plan (any individuals who are so selected and who hold Awards hereunder, “Participants”). Eligible Individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion, and designation as a person to receive Awards in any year shall not require the Committee to designate such a person as eligible to receive Awards in any other year.

5. Awards. In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times. Each Award shall be evidenced by an Award Agreement, which need not be identical between Participants or among Awards, in such form as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any Agreement, the provisions of the Plan shall prevail.

6. Common Stock Available under the Plan.

(a) Share Reserve. Subject to any adjustments made in accordance with Section 13 hereof, the aggregate number of shares of Common Stock that may be subject to Awards shall be (i) 9,400,000 shares of Common Stock, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available in accordance with Section 6(c) below after the date on which shareholders of the Company approve the adoption of the Plan. Shares of Common Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares of Common Stock acquired by the Company. All of the available shares of Common Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options. Upon a grant of Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by 1.87 times the number of shares of Common Stock subject to such Awards and any shares underlying such Awards that become available for future grant under the Plan pursuant to Section 6(c) below shall be added back to Plan by (x) 1.71 times the number of shares of Common Stock subject to Awards issued prior to January 12, 2009, (y) 1.38 times the number of shares of Common Stock subject to Awards issued from and after January 12, 2009 and prior to January 15, 2013, and (z) by 1.87 times the number of shares of Common Stock subject to Awards issued from and after January 15, 2013.

(b) Shares Counted Against Limitation. If an Award is exercised, in whole or in part, by tender of shares of Common Stock under Sections 7(b)(2) or (3), if the Company’s tax withholding obligation is satisfied by withholding shares of Common Stock under Section 18, or if a Stock Appreciation Right is exercised, the number of shares of Common Stock deemed to have been issued under the Plan (for purposes of the limitation set forth in this Section 6) shall be the number of shares of Common Stock that were subject to the Award or portion thereof so exercised and not the net number of shares of Common Stock actually issued upon such exercise.

(c) Lapsed Awards. If an Award: (i) expires; (ii) is terminated, surrendered, or canceled without having been exercised in full; or (iii) is otherwise forfeited in whole or in part (including as a result of shares of Common Stock constituting or subject to an Award being repurchased by the Company pursuant to a contractual repurchase right), then the unissued shares of Common Stock that were subject to such Award and/or such surrendered, canceled, or forfeited shares of Common Stock (as the case may be) shall become available for future grant or sale under the Plan (unless the Plan has terminated), subject however, in the case of Incentive Stock Options, to any limitations under the Code.

(d) Individual Limit. The maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights shall be granted in any calendar year to any individual shall be 500,000 shares of Common Stock and the maximum number of shares of Common Stock with respect to which Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock shall be granted in any calendar year to any individual shall be 250,000 shares of Common Stock. The foregoing limit shall be construed and applied consistently with Section 162(m) of the Code. If an Award is to be settled in cash or any medium other than shares of Common Stock, the number of shares on which the Award is based shall count toward the individual share limit set forth in this Section 6(d). Further, any Awards granted to a Participant that are canceled shall continue to count toward the individual share limit applicable to that Participant as set forth in this Section 6(d).

7. Options. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Non-Qualified Option. Each Option shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the following limitations:

(a) Exercise Price. The exercise price per share (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

(b) Payment of Exercise Price. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. To the extent approved by the Committee, the Exercise Price of an Option may be paid in any one, or any combination, of the forms of consideration set forth in subsections (1), (2), (3), and (4) below.

(1) Cash Equivalent. The Exercise Price may be paid by cash, check or other cash equivalent approved by the Committee.

(2) Tender or Attestation of Shares. The Exercise Price may be paid by the tendering of other shares of Common Stock to the Company or the attestation to the ownership of the shares of Common Stock that otherwise would be tendered to the Company in exchange for the Company’s reducing the number of shares of Common Stock issuable upon the exercise of the Option. Shares of Common Stock tendered or attested to in exchange for shares issued under the Plan may not be shares of Restricted Stock at the time they are tendered or attested to. The Committee shall determine acceptable methods for tendering or attesting to shares of Common Stock to exercise an Option under the Plan and may impose such limitations and prohibitions on the use of shares to exercise Options as it deems appropriate. For purposes of determining the amount of the Exercise Price satisfied by tendering or attesting to shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of tender or attestation, as applicable.

(3) Broker-Assisted Cashless Exercise. The Exercise Price may be paid in accordance with a cashless exercise program established with a securities brokerage firm, as approved by the Committee.

(4) Other Methods. The Exercise Price may be paid using such other methods of payment as the Committee, at its discretion, deems appropriate from time to time.

(c) Exercise Period. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Option shall be exercisable later than ten years after the date it is granted. All Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

(d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to Participants who, at the time of the grant, are employees of the Company or an Affiliate, and only at an Exercise Price that is not less than the Fair Market Value of a share of Common Stock on the date of the grant. The aggregate Fair Market Value of Common Stock (determined as of the date of the grant) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all option plans of the Company or an Affiliate) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Incentive Stock Options may not be granted to a Participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such Incentive Stock Option is prohibited by its terms after the expiration of five years from its date of grant. Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. In addition, the Committee may make an adjustment or substitution described in Section 13 of the Plan that causes the Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party.

(e) Exercise of Option. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. An Option shall be deemed exercised when the Company (or its designee) receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option and (ii) full payment for the shares of Common Stock underlying such Option (in a form permitted under Section 7(b) of the Plan) with respect to which the Option is exercised.

8. Stock Appreciation Rights. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the limitations set forth below. Except as otherwise provided for by the Committee, all Awards of Stock Appreciation Rights shall be settled in shares of Common Stock issuable upon the exercise of the Stock Appreciation Right.

(a) Base Price. The base price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.

(b) Exercise Period. SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no SAR shall be exercisable later than ten years after the date it is granted. SARs shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

(c) Exercise of Stock Appreciation Right. Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. A Stock Appreciation Right shall be deemed exercised when the Committee receives written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.

9. Restricted Stock Awards.

(a) Terms of Restricted Stock Awards. Restricted Stock Awards shall consist of shares of Common Stock issued or transferred to Participants that are subject to such restrictions on transferability, risks of forfeiture and other restrictions that the Committee may impose. Restricted Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment within specified periods or prior to becoming vested. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by a Restricted Stock Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Except to the extent otherwise provided in any Award Agreement relating to the Restricted Stock, a Participant granted shares of Restricted Stock shall have the right to vote the shares of Restricted Stock, but, except as provided in subsection (b) below, shall not have the right to receive dividends upon such shares of Restricted Stock. As consideration for the Award, a Participant may be required to pay par value or an amount equal to the Fair Market Value of the shares of Common Stock subject to the Restricted Stock Award, as determined by the Committee.

(b) Right to Dividends. During the applicable vesting period or other period of restriction, Participants shall not be entitled to receive any dividends or other distributions paid with respect to shares of Restricted Stock, unless otherwise provided in the Award Agreement.

(1) If so provided in any Award Agreement by the Committee, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the shares of Restricted Stock with respect to which they were paid.

(2) If so provided in any Award Agreement by the Committee, if any dividends or distributions are paid in cash, the Award Agreement may specify that the cash payments shall be subject to the same restrictions as the related Restricted Stock, in which case they shall be accumulated during the vesting period or other period of restriction and paid or forfeited when the related shares of Restricted Stock vest or are forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other payments shall be unrestricted, in which case they shall be paid as soon as practicable after the dividend or distribution date. In no event shall any cash dividend or distribution be paid later than 2 1/2 months after the calendar year in which the dividend or distribution becomes nonforfeitable.

(c) Limitations on Vesting. Restricted Stock Awards that are conditioned on a Participant’s continued employment with the Company or an Affiliate shall not become fully vested earlier than three years from the date of grant and Restricted Stock Awards that are based upon performance factors shall not become fully vested prior to one year from the date of grant.

10. Restricted Stock Units.

(a) Terms of Restricted Stock Units. Restricted Stock Units may be awarded to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock Units shall provide a Participant with the right to receive Common Stock shares of Common Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of performance criteria specified by the Committee. Restricted Stock Units shall be subject to such restrictions as the Committee determines. Unless otherwise provided in an Award Agreement, the number of shares of Common Stock specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the date that such Restricted Stock Units cease to be subject to a substantial risk of forfeiture, and in any event no later than 2 1/2 months after the end of the calendar year in which the substantial risk of forfeiture ceases to exist.

(b) Dividend Equivalents. Holders of Restricted Stock Units will not be granted the right to receive payments equivalent to dividends or other distributions with respect to shares of Common Stock underlying Awards of Restricted Stock Units, unless otherwise provided in the Award Agreement. The Award Agreement may specify that the dividend equivalents or other distributions shall be subject to the same restrictions as the related Restricted Stock Units, in which case they shall be accumulated during the applicable vesting period or other period of restriction and paid or forfeited when the related Restricted Stock Units are paid or forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other distributions shall be unrestricted, in which case they shall be paid on the dividend or distribution payment date for the underlying shares of Common Stock, or as soon as practicable thereafter. In no event shall any unrestricted dividend equivalent or other distribution be paid later than 2 1/2 months after the calendar year in which the record date for the dividend or distribution occurs.

11. Performance-Based Awards. Certain Awards granted under the Plan may be granted in a manner such that they qualify for the performance based compensation exemption from Section 162(m) of the Code (“Performance-Based Awards”). The Committee may, in its discretion, also grant Awards based on performance objectives other than those set forth in subsection (b) below, which Awards shall not constitute Performance-Based Awards.

(a) Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee for purposes of granting Performance-Based Awards shall consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code.

(b) Performance-Based Criteria. Any Performance Objective shall relate to the Participant’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals, and shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved. Performance Objectives may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Performance Objectives with respect to any Award may include any one or more of the following objectives or combination thereof, as established by the Committee in its sole discretion, which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures: (i) increasing the Company’s net sales; (ii) achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); (iii) achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an Affiliate, or a business unit; (iv) achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; (v) maintaining or achieving a target level of appreciation in the price of the shares of Common Stock; (vi) increasing the Company’s (or an Affiliate’s) market share to a specified target level; (vii) achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; (viii) achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; (ix) achieving specified reductions in costs or targeted levels in costs; (x) achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; (xi) achieving a level of cash flow; (xii) introducing one or more products into one or more new markets; (xiii) acquiring a prescribed number of new customers in a line of business; (xiv) achieving a prescribed level of productivity within a business unit; (xv) completing specified projects within or below the applicable budget; (xvi) completing acquisitions of other businesses or integrating acquired businesses; and (xvii) expanding into other markets.

(c) With respect to Performance-Based Awards that are not Options or Stock Appreciation Rights based solely on the appreciation in the Fair Market Value of Common Stock after the grant of the Award, (i) the Committee shall establish in writing (x) the Performance Objectives applicable to a given period and (y) the individual employees or class of employees to which such Performance Objectives apply, no later than 90 days after the commencement of such fiscal period (but in no event after 25% of such period has elapsed), (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied, and (iii) the Committee may reduce or eliminate the number of shares of Common Stock granted or the number of shares of Common Stock vested upon the attainment of such performance goal. After establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

(d) The list of possible Performance Objectives set forth in Section 11(b) above, and the other material terms of Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, shall be subject to approval and reapproval by the Company’s shareholders in the time periods prescribed by Section 162(m) of the Code.

12. Other Equity-Based Awards. The Committee shall have the right to grant other Awards based upon or payable in shares of Common Stock having such terms and conditions as the Committee may determine, including deferred stock units, unrestricted shares of Common Stock, the grant of shares of Common Stock upon the achievement of a Performance Objective or Objectives and the grant of securities convertible into shares of Common Stock. The Committee shall determine the terms and conditions of such Awards. Shares of Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other Awards or other property, as the Committee shall determine.

13. Adjustments to Awards. The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Common Stock (whether in the form of cash, shares of Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or any similar, unusual or extraordinary corporate transaction (or event in respect of the Common Stock), including a Change in Control, or a sale of all or substantially all the assets of the Company occurs. The Committee will, in such manner and to such extent (if any) as it deems appropriate and equitable:

(a) proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of shares set forth elsewhere in the Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards or (v) the performance standards appropriate to any outstanding Awards (subject to the limitations for performance-based compensation under Section 162(m) of the Code), or

(b) subject to Section 16 of the Plan, in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, including, without limitation, in the event of a Change in Control, make provision for (i) a cash payment, (ii) the substitution or exchange of any or all outstanding Awards, (iii) the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable with respect to shares of Common Stock upon or in respect of such event, (iv) all vested Options and Stock Appreciation Rights to be exercised by a date certain in connection with such event at which time these stock rights (whether or not then vested) shall terminate, provided Participants are given advance written notice or (v) a combination of the foregoing, which may vary among Participants.

The Committee shall value Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, Stock Appreciation Rights or similar stock rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the Award. The Committee’s determination with respect to any adjustments under this Section 13 shall be final and conclusive. The Committee may act under this Section 13 at any time to the extent that the Committee deems such action necessary to permit a Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 13 above shall nevertheless be made. All adjustments shall be made in a manner that complies with Section 409A of the Code, to the extent applicable.

14. Substitution and Assumption of Awards. The Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees or other service providers of the Company or any Affiliate as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the limitations set forth in Section 6.

15. Other Provisions in Award Agreements. In addition to the provisions described in the Plan, any Award Agreement may include such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines appropriate, including restrictions on resale or other disposition, rights of the Company to repurchase shares of Common Stock or shares of Common Stock underlying Awards, provisions with respect to the treatment and/or forfeiture of Awards in the event that a Participant breaches any confidentiality, non-competition, non-solicitation or other restrictive covenant and provisions to comply with Applicable Laws. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion had imposed, without the Participant’s consent, and may make other changes to the terms and conditions of Awards. Notwithstanding the foregoing, the Committee shall not adjust or change previously imposed terms and conditions for an Option or a Stock Appreciation Right in such a manner as would constitute a Repricing of the Exercise Price or base amount of any Option or Stock Appreciation Right without stockholder approval except as contemplated in Section 13 (with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction or event in respect of the shares of Common Stock as described therein).

16. Change in Control.

(a) Effect. In addition to the provisions described in the Plan and in Section 13 above, any Award Agreement may include provisions for the treatment of Awards in connection with a Change in Control, including the acceleration of vesting and/or exercisability of Awards upon a Change in Control or any other event in connection with such Change in Control. The Committee shall determine the treatment of outstanding Awards in connection with any transaction or transactions resulting in a Change in Control.

(b) Defined. For purposes of this Plan, a Change in Control shall be deemed to have occurred if:

(1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.01% or more of the combined voting power of the Company’s securities; provided, however, that the event described in this clause (1) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:

(A) by the Company or any of its subsidiaries,

(B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, or

(C) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(2) at any time during a period of twelve consecutive months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of the period, whose election or nomination for election was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least a majority of the Incumbent Directors who remain on the Board, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director;

(3) the consummation of a merger, consolidation, or other similar form of corporate reorganization of the Company, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or

(4) a sale of all or substantially all of the Company’s assets is consummated (it being understood that “substantially all” for purposes of this subsection (4) means assets of the Company having a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions).

17. Transferability of Awards. Except as provided below, a Participant’s rights under an Award may not be transferred or encumbered, except by will or by the laws of descent and distribution or, in the case of Awards other than Incentive Stock Options, pursuant to a qualified domestic relations order (as defined under Section 414(p) the Code). The Committee may provide, in an Award Agreement for a Non-Qualified Stock Option, for its transferability as a gift to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer and the transferred Non-Qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Stock Option immediately before the transfer.

18. Withholding. All distributions or payments made with respect to an Award shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. The Company may require a Participant to remit to it or to the subsidiary that employs a Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due to the Participant as the Company shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award by electing to have the Company withhold shares of Common Stock deliverable thereunder having a Fair Market Value that is not in excess of the minimum statutory amount of tax to be withheld. The Company shall have no responsibility for any tax consequences to a Participant.

19. Effect of Termination of Service or Employment. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be employed by or provide services to the Company or an Affiliate prior to the end of a performance period or the exercise, vesting or settlement of such Award. Unless otherwise determined by the Committee if, with respect to any Award, (a) a Participant’s termination of service occurs before the end of the performance period or the vesting period applicable to such Award (or the applicable portion of such Award) or (b) any Performance Objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such Performance Objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant.

20. Shareholder Rights. A Participant shall not have any of the rights or privileges of a holder of Common Stock for any Common Stock that is subject to an Award, including any rights regarding voting or the payment of dividends (except as expressly provided under the terms of the Plan or the Award), unless and until a certificate representing such Common Stock has been delivered to the Participant.

21. Conditions on Delivery of Shares and Lapsing of Restrictions. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares of Common Stock previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Committee, (b) subject to approval by the Company’s counsel, all other legal matters

(including any Applicable Laws) in connection with the issuance and delivery of such shares of Common Stock have been satisfied, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of Applicable Laws.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

23. Tenure. A Participant’s right, if any, to continue to serve the Company or an Affiliate as a director, officer, or employee shall not be expanded or otherwise affected by his or her designation as a Participant.

24. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash shall be paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

25. Duration, Amendment and Termination. No Award may be granted more than ten years after the Effective Date (as described in Section 28). The Plan may be amended or terminated in whole or in part at any time and from time to time by the Board, but no amendment shall be effective unless and until the same is approved by shareholders of the Company where the amendment would (a) increase the total number of shares of Common Stock which may be issued under the Plan, (b) increase the maximum number of shares of Common Stock which may be issued to any individual Participant under the Plan or (c) delete or limit the scope of the provisions of Section 15 prohibiting Repricing of Options or Stock Appreciation Rights without stockholder approval. No amendment or termination of the Plan shall adversely affect in a material manner any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent.

26. Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

27. Governing Law. This Plan, Awards granted hereunder and actions taken in connection with the Plan shall be governed by the laws of the State of Wisconsin regardless of the law that might otherwise apply under applicable principles of conflicts of laws.

28. Effective Date. This Plan shall be effective as of November 6, 2008 which is the date as of which the Plan was adopted by the Board, provided that the Plan is approved by the shareholders of the Company at its 2009 annual meeting of shareholders, and such approval of shareholders shall be a condition to the right of each Participant to receive an Award hereunder.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to

Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397,

so your shares are represented at Actuant Corporation’s 2013 Annual Meeting.

ò     Please fold here – Do not separate    ò

If no specification is made, this proxy will be voted for all names listed in Proposal 1 and for Proposals 2, 3, 4 and 5.

1. Election of directors:	01 Robert C. Arzbaecher	04 Thomas J. Fischer	07 Robert A. Peterson	☐ Vote FOR		☐ Vote WITHHELD
	02 Gurminder S. Bedi	05 William K. Hall	08 Holly A. Van Deursen	all nominees		from all nominees
	03 Gustav H.P. Boel	06 R. Alan Hunter	09 Dennis K. Williams	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve compensation of our named executive officers.				☐ For	☐ Against	☐ Abstain

3. Approve amendment to the Actuant Corporation 2009 Omnibus Incentive Plan.				☐ For	☐ Against	☐ Abstain

4. Approve the Company’s Executive Officer Bonus Plan.				☐ For	☐ Against	☐ Abstain

5. Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor.				☐ For	☐ Against	☐ Abstain

6.      In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ACTUANT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 15, 2013

8:00 a.m. Eastern Time

Ritz-Carlton

1111 Ritz-Carlton Drive

Sarasota, Florida

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 15, 2013.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 15, 2013 at 8:00 a.m. Eastern Time at the Ritz-Carlton, 1111 Ritz-Carlton Drive, Sarasota, Florida, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.eproxy.com/atu	1-800-560-1965
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CT) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
January 14, 2013.	(CT) on January 14, 2013.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.